Form 10-K, Exhibit 13
period 1995-09-30
STV GROUP INC
filed 1995-12-29
CIK 95045

EXHIBIT 13.1

Common Stock Market Prices

The common stock of STV Group, Inc., is traded in the over-the-counter market under the symbol STVI. The following table sets forth the reported high and low bid prices for the periods indicated. Such quotations, supplied by NASDAQ, represent interdealer prices without retail mark-up, mark-down or commission.

1995            High Ask        Low Bid
4th Quarter     5 7/8              5
3rd Quarter     5 1/2              5
2nd Quarter     5 1/4            4 3/4
1st Quarter     5 1/2            4 3/8

1994            High Ask        Low Bid
4th Quarter     4 1/2              4
3rd Quarter     5 1/4            4 1/4
2nd Quarter     5 5/8            4 7/8
1st Quarter     5 1/4            4 1/4