Form 10-K, Exhibit 13
period 1995-09-30
STV GROUP INC
filed 1995-12-29
CIK 95045

EXHIBIT 13.2

                 FINANCIAL HIGHLIGHTS FOR THE FISCAL YEAR ENDED
                                  September 30

                              1995             1994            1993              1992              1991
Total Revenues            $ 89,232,000     $ 89,465,000     $ 87,361,000     $ 75,789,000      $ 71,244,000

Operating Revenue           69,397,000       65,746,000       62,692,000       55,231,000        56,149,000

Net Income (Loss)              394,000          563,000          529,000         (576,000)           32,000

Net Income (Loss)
per Common Share                   .22              .32              .33             (.37)              .02

Working Capital              8,570,000        7,184,000        6,630,000        6,355,000         6,312,000

Stockholders' Equity         9,872,000        9,078,000        8,515,000        7,486,000         7,862,000

Total Assets                41,626,000       43,960,000       40,719,000       37,184,000        35,339,000

Long-Term Obligations        2,021,000        1,939,000        1,875,000        1,790,000         2,058,000