Form 10-K, Exhibit 13
period 1996-09-30
STV GROUP INC
filed 1996-12-30
CIK 95045

EXHIBIT 13.2

                 FINANCIAL HIGHLIGHTS FOR THE FISCAL YEAR ENDED
                                  September 30

                         1996             1995              1994              1993              1992
Total Revenues        $94,073,000      $89,232,000      $89,465,000       $87,361,000        $75,789,000

Operating Revenues     71,271,000       69,397,000       65,746,000        62,692,000         55,231,000

Net Income (Loss)         595,000          394,000          563,000           529,000          (576,000)

Net Income (Loss)
per Common Share              .32              .22              .32               .33              (.37)

Working Capital         8,721,000        8,570,000        7,184,000         6,630,000          6,355,000

Stockholders' Equity   10,342,000        9,872,000        9,078,000         8,515,000          7,486,000

Total Assets           39,995,000       41,626,000       43,960,000        40,719,000         37,184,000

Long-Term Obligations   1,795,000        2,021,000        1,939,000         1,875,000          1,790,000



                                [GRAPHICS OMITTED]