Form 10-K, Exhibit 13
period 1997-09-30
STV GROUP INC
filed 1997-12-29
CIK 95045

Exhibit 13.1

"Common Stock Market Prices" from Company's Annual Report to Shareholders

Shareholder Information

STV Group Managing Officers
Michael Haratunian, P.E., Chairman
         & Chief Executive Officer
Dominick M. Servedio, P.E., President
         & Chief Operating Officer
Peter W. Knipe, Secretary-Treasurer

Board of Directors
Michael Haratunian, P.E., Chairman
         & Chief Executive Officer
Dominick M. Servedio, P.E., President
         & Chief Operating Officer
William J. Doyle, Director
Richard L. Holland, P.E., Director
Maurice L. Meier, P.E., Director
R.M. Monti, P.E.,  Director
Harry Prystowsky, M.D., Director

Transfer Agent and Registrar
Continental Stock Transfer & Trust Co.
2 Broadway
New York, NY  10004-2207

Counsel
Blank, Rome, Comisky & McCauley
One Logan Square
Philadelphia, PA 19103

Auditors
Ernst & Young LLP
Commerce Court, Suite 200
2601 Market Place
Harrisburg, PA 17110-9359

Annual Meeting
The annual meeting of stockholders of STV Group, Inc., will be held at 10:00 a.m., Tuesday, March 31, 1998, at 225 Park Avenue South, New York, N.Y.

Shareholders of  Record
There were 319 shareholders of record as of September 30, 1997.

Common Stock Market Prices
The common stock of STV Group, Inc., is traded in the over-the-counter market under the symbol STVI. The following table sets forth the reported high and low bid prices for the periods indicated. Such quotations, supplied by NASDAQ, represent interdealer prices without retail mark-up, mark-down or commission.

1997              High Ask Low Bid
4th Quarter       8 3/4    7 3/4
3rd Quarter       8 1/4    7 3/4
2nd Quarter       8 1/4    7 1/2
1st Quarter       8        7 1/4

1996              High Ask Low Bid
4th Quarter       7 3/4    7
3rd Quarter       7 1/2    6
2nd Quarter       7        5 3/4
1st Quarter       6 1/4    5

Form 10K Available
Copies of the STV Group, Inc., Form 10K report to the Securities and Exchange Commission may be obtained without charge by writing or calling:

Peter W. Knipe, Secretary-Treasurer
STV Group, Inc.
205 West Welsh Drive
Douglassville, PA 19518
610/385-8200, FAX 610/385-8500