Form 10-K, Exhibit 13
period 1997-09-30
STV GROUP INC
filed 1997-12-29
CIK 95045

Exhibit 13.2

"Financial Highlights for Fiscal Years Ended September 30," 1993 through 1997 from Company's Annual Report to Shareholders.

FINANCIAL HIGHLIGHTS
for fiscal years ended September 30

                                      1997               1996              1995              1994             1993
Total Revenues                        $94,712,000       $94,073,000       $89,232,000       $89,465,000      $87,361,000

Operating Revenues                     72,832,000        71,271,000        69,397,000        65,746,000       62,692,000

Net Income                                860,000           595,000           394,000           563,000          529,000

Net Income
Per Common Share                              .45               .32               .22               .32              .33

Working Capital                         9,306,000         8,721,000         8,220,000         7,184,000        6,630,000

Stockholders' Equity                   11,202,000        10,342,000         9,872,000         9,078,000        8,515,000

Total Assets                           41,825,000        39,995,000        41,626,000        43,960,000       40,719,000

Long-Term Obligations                   1,819,000         1,795,000         2,021,000         1,939,000        1,875,000

                               [GRAPHICS OMITTED]