Form 10-K, Exhibit 13
period 1998-09-30
STV GROUP INC
filed 1998-12-29
CIK 95045

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

Shareholders of  Record
There were 304 shareholders of record as of September 30, 1998.

Annual Meeting
The annual meeting of stockholders of STV Group, Inc., will be held at 10:00 a.m., Tuesday, March 30, 1999, at 225 Park Avenue South, New York, N.Y.

Common Stock Market Prices
The common stock of STV Group, Inc., is traded in the over-the-counter market under the symbol STVI. The following table sets forth the reported high and low bid prices for the periods indicated. Such quotations, supplied by NASDAQ, represent interdealer prices without retail mark-up, mark-down or commission.

1998              High Ask Low Bid
4th Quarter       7 9/16   3 5/8
3rd Quarter      13 1/4    7
2nd Quarter      11 1/2    7 1/2
1st Quarter       8 7/16   7 3/4

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