Form 10-K, Exhibit 13
period 1998-09-30
STV GROUP INC
filed 1998-12-29
CIK 95045

FINANCIAL HIGHLIGHTS FOR FISCAL YEARS ENDED SEPTEMBER 30

                                     1998             1997              1996             1995             1994
Total Revenues                   $105,256,000     $ 94,712,000     $ 94,073,000     $ 89,232,000     $ 89,465,000

Operating Revenues                 80,648,000       72,832,000       71,271,000       69,397,000       65,746,000

Net Income                          2,194,000          860,000          595,000          394,000          563,000

Net Income Per Common Share*              .55              .23              .16              .11              .16

Working Capital                    12,341,000       10,099,000        8,721,000        8,220,000        7,184,000

Stockholders' Equity               13,472,000       11,202,000       10,342,000        9,872,000        9,078,000

Total Assets                       46,488,000       41,825,000       39,995,000       41,626,000       43,960,000

Long-Term Obligations               3,061,000        2,612,000        1,795,000        2,021,000        1,939,000

Short-Term Bank Debt                        0       10,228,000        9,448,000       13,251,000       13,617,000

* Net income per common share for prior years has been adjusted to reflect the 2-for-1 stock split effective April 13, 1998.

                               [GRAPHICS OMITTED]