Form 10-K, Exhibit 13
period 1999-09-30
STV GROUP INC
filed 1999-12-29
CIK 95045

STV GROUP 1999 Annual Report
[GRAPHICS OMITTED]

Table of Contents

01
Introduction

02
Financial Highlights

03
Message to Shareholders

07
STV Offices

08
Financial Report


[GRAPHICS OMITTED]

STV Group
1999 Annual Report

01      Introduction

The Firm

STV Group is a leading international firm recognized for delivering value and excellence in engineering, architectural, planning, environmental and construction services. Our staff of more than 1,100 professional, technical and support personnel offers a wide range of expertise to an ever-expanding client base.

Mission Statement

STV Group's mission is to create exceptional value for clients worldwide in the planning, design, construction, operation, maintenance and finance of projects. We commit to perform our services with a high level of vision, integrity, innovation, quality and environmental sensitivity. We will provide a challenging, rewarding and stable work environment that encourages professional development and continuous improvements for our diverse workforce. We will be a proactive, profitable firm providing improved financial performance for the benefit of our employees and shareholders.

A Record-Setting Year

STV's unprecedented performance in fiscal 1999 is the result of planning and business initiatives established earlier in the decade. Our firm has benefited from proactive business practices and strategic marketing in today's strong business climate. The approach that led to the financial results described in this annual report serves as a model for future successes.


[GRAPHIC OMITTED - caption as follows:
Millennium Inorganic Chemicals Research Center -
Baltimore, Glen Burnie, Md.
Photo (c) Robert I. Faulkner]

Financial Highlights                                                          02
(For Fiscal Years Ended September 30)

                                     '99              '98               '97              '96              '95
Total Revenues                   $138,940,000     $105,178,000     $ 94,676,000     $ 94,073,000     $ 89,232,000

Operating Revenues                 97,438,000       80,648,000       72,832,000       71,271,000       69,397,000

Net Income                          5,184,000        2,194,000          860,000          595,000          394,000

*Net Income Per Common Share             1.24              .55              .23              .16              .11

Working Capital                    17,593,000       12,341,000       10,099,000        8,721,000        8,220,000

Stockholders' Equity               18,767,000       13,472,000       11,202,000       10,342,000        9,872,000

Total Assets                       60,734,000       46,488,000       41,825,000       39,995,000       41,626,000

Long-Term Obligations               3,864,000        3,061,000        2,612,000        1,795,000        2,033,000

Short-Term Bank Debt                        0                0       10,228,000        9,448,000       13,251,000

* Net income per common share for prior years has been adjusted to reflect the 2-for-1 stock split effective April 13, 1998.

STV Group
1999 Annual Report

03       Message To Shareholders

Dear Shareholders:

STV has had another banner year. Clearly our strategic initiatives and investments have paid off - in vital infrastructure enhancements, new management teams, geographic expansion, a wider range of skills and better-trained employees.


[GRAPHIC OMITTED - caption as follows:
 The Can Company Baltimore, Md.
 Photo (c) Jeffrey G. Katz]

However, the most dramatic improvements can be attributed to a heightened company-wide focus on quality and profitability, as well as the importance of cash management.

STV's increasingly strong financial performance in recent years carried through fiscal 1999, culminating in a record-setting year for the company. Our revenues were the highest ever at $138,940,000, marking a 32 percent increase over $105,178,000 in fiscal 1998. Net income rose 136 percent, increasing to $5,184,000 in fiscal 1999, compared with $2,194,000 in 1998. Earnings per share increased 125 percent to $1.24, up from $0.55 in fiscal year 1998.

For the second consecutive year, STV has no short-term bank debt, and our cash and cash equivalents are up 63 percent.

With a strong balance sheet, STV has never been in a better position to effectively pursue an ever-expanding range of business opportunities. We are now reaping the rewards of a proactive business approach, a strategic marketing focus, key infrastructure investments, and employee benefit enhancements initiated several years ago.

Achieving new heights

STV's financial strength reflects several factors. One is our growing participation in major design-build contracts, which offer higher margins than design-only contracts. The firm is currently involved with the country's first rail-related design-build assignments.

While our major markets remain the same, STV has achieved greater market share and profitability within these markets, particularly


[GRAPHS OMITTED - data as follows]


Operating Revenues (In Millions of Dollars)

1995      69.4
1996      71.3
1997      72.8
1998      80.6
1999      97.4

Net Income (In thousands of Dollars)

1995        394
1996        595
1997        860
1998      2,194
1999      5,184

Backlog (In Millions of Dollars)

1995      129
1996      130
1997      110
1998      150
1999      200

Short-Term Bank Debt (In Millions of Dollars)

1995         13.2
1996          9.4
1997         10.2
1998      NO DEBT
1999      NO DEBT

[GRAPHIC OMITTED - caption as follows:
P.S. 340 Bronx N.Y. for
New York City School
Construction Authority
Photo (c) Julian Olivas/Air-to-Ground]

Engineering
News-Record, a
highly respected
engineering
industry publication,
has ranked STV
among the top
20 firms in trans-
portation design,
and specifically
in the top five in
mass transit/light
rail design.

infrastructure design-build and educational facilities. We have accomplished this by participating in larger projects and delivery methods with greater potential for profit. Our strategic alliances with other major firms have also been advantageous - a proven project team is an asset in securing work with our clients.

STV's national prominence in the design and construction industry is growing. Engineering News-Record, a highly respected engineering industry publication, has ranked STV among the top 20 firms in transportation design, and specifically in the top five in mass transit/light rail design.

As in previous years, the quality of our professionals' work has been recognized with numerous awards. National, state and local agencies and professional organizations have honored STV projects from coast to coast.

Our backlog stands at a record high of $200 million. Major projects reflected in this number include the tunnel-engineering contract, awarded this year, for the $2.3 billion extension of Long Island Rail Road service through Manhattan's East Side into Grand Central Terminal. This project will save nearly 100,000 commuters more than 30 minutes each day. We also conducted the original major investment study for this landmark project.

[GRAPHIC OMITTED - caption as follows:
Environmental projects for Sprint PCS
communication stations in five states
Photo (c) Jim Schafer Location Photography]

STV Group
1999 Annual Report

05       Message To Shareholders (continued)

Improvements in the way we do business have enabled STV to manage growth by maximizing the use of our personnel and other resources while retaining a focus on the bottom line. Strategic investments in information technology have translated into improved efficiency and effectiveness in the services we provide, and an enhanced work environment for our employees. To continue to attract and retain the industry's most talented personnel, STV regularly reviews and continues to implement enhanced employee benefits and training programs.

Looking ahead

Nearly two years ago, the six-year, $218 billion Transportation Equity Act for the 21st Century (TEA-21) became the largest infrastructure funding bill in U.S. history. As we anticipated, this legislation has had, and will continue to have, a positive impact on STV's transportation business, contributing federal dollars to many projects that would not exist without this funding. STV projects benefiting from TEA-21 range from the commuter rail tunnel into Grand Central Terminal and ongoing rail projects in St. Louis and Dallas to highways and bridges for the various state transportation departments with which STV regularly does business.

[GRAPHS OMITTED - Data as follows:]

Net Worth (In Millions of Dollars)

1995            9.9
1996           10.3
1997           11.2
1998           13.5
1999           18.7


Diluted Earnings Per Share* (In Dollars)

1995           .11
1996           .16
1997           .23
1998           .55
1999          1.24

Working Capital (In Millions of Dollars)

1995           8.2
1996           8.7
1997          10.1
1998          12.3
1999          17.6

Price Per Share* (In Dollars)

1995           2 1/2
1996           3 3/4
1997           3 7/8
1998           4 1/2
1999           7 11/16


* Numbers for prior years have been adjusted to reflect the 2-for-1 stock split effective April 13, 1998.

[GRAPHIC OMITTED - caption as follows:
North End Access into Grand Central
Terminal, New York, N.Y.
Photo (c) Julian Olivas, Air-to-Ground]

                                                                              06
[GRAPHIC OMITTED caption as follows:
Amtrak Northeast Corridor
High-Speed Rail, Ivy City Yard,
Washington, D.C.
Photo (c) Michael Goodman]

We are proud
that, under our
administration,
the firm's fiscal
1999 reached
record-breaking
revenues, with
profits that more
than doubled
from the previous
fiscal year.

As we write this message, the advent of the year 2000 is still ahead of us. Begun over two years ago, long-term planning for Y2K compliance has been a priority at STV. We have taken a proactive approach to identify and address potential business issues that could result from the Y2K "bug" that affects technology unable to read a date or time beyond two digits. We believe that, by the time you read this, our substantial planning, technology replacement, and testing efforts will have resulted in a smooth transition to the new millennium for our company, clients and shareholders alike.

On a personal note, you probably know that we passed the responsibilities of chief executive officer from one to the other as we entered calendar year 1999. Because we worked together closely over the past 22 years we were able to ensure a seamless transition of leadership to guide STV into the future. We are proud that, under our administration, the firm's fiscal 1999 reached record-breaking revenues, with profits that more than doubled from the previous fiscal year. We look forward to sharing STV's future successes with you, our shareholders.

Sincerely,


/s/ Dominick M. Servedio
Dominick M. Servedio, P.E.
President and Chief Executive Officer


/s/ Michael Haratunian
Michael Haratunian, P.E.
Chairman




[GRAPHIC OMITTED - caption as follows:
Michael Haratunian, P.E., and Dominick M. Servedio, P.E.
Photo (c) Robert Essel Photography]

STV Group
1999 Annual Report

07       STV Offices

Corporate Headquarters

STV Group
205 West Welsh Drive
Douglassville, PA 19518
670-385-8200, Fax 610-385-8500

225 Park Avenue South
New York, NY 10003
212-777-4400, Fax 212-529-5237

Web site: www.stvinc.com

e-mail:  info@stvinc.com

Dominick M. Servedio, P.E.
President and Chief Executive Officer

Peter W. Knipe
Chief Financial Officer

Board of Directors
Michael Haratunian, P.E., Chairman

Dominick M. Servedio, RE.
President and Chief Executive Officer

William J. Doyle, Director

Richard L. Holland, P.E., Director

Maurice L. Meier, P.E., Director

R.M. Monti, P.E., Director

G. Michael Stakias, Director

Corporate Management: Human Resources/
Information Technology/Strategic Planning
Ralph V. Locurcio, P.E.
205 West Welsh Drive, Douglassville, PA 19518
610-385-8200, Fax 610-385-8500

STV Incorporated
North Atlantic Region
Gerald C. Gerletz, P.E.

80 Ferry Boulevard, Stratford, CT 06615
203-375-0521, Fax 203-377-2541

230 Congress Street, 9th Floor, Boston, MA 02110
617-482-7298, Fax 617-482-1837

Mid-Atlantic Region
Maher Labib, P.E., Facilities
Edward J. Petrou, P.E., Civil

225 Park Avenue South, New York, NY 10003
212-777-4400, Fax 212-529-5237

75 Montgomery Street, Jersey City, NJ 07302
201-547-4150, Fax 201-547-4172

South Atlantic Region
Donald J. Wise, P.E.

21 Governor's Court, Baltimore, MD 21244-2722
410-944-9112, Fax 410-298-2794

Central Region

Whitney A. Sanders II, P.E.

20S West Welsh Drive, Douglassville, PA 19518
610-385-8200, Fax 610-385-8501

2105 West County Line Road, Jackson, NJ 08527-9852
732-370-2100, Fax 732-370-2051

44427  Airport  Road,  Suite  120,  California,  MD 20619
301-862-2344,   Fax 301-863-9637

Four Gateway Center, Suite 325, Pittsburgh, PA 15222
412-392-3500, Fax 412-392-3501

820 Bear Tavern Road, Suite 105, Trenton, NJ 08628-1021
609-530-0300, Fax 609-530-0305

Midwest Region
William B. David, P.E.

70 West Madison  Street,  Suite 2840
Chicago,  IL 60602-4207
312-553-0655,  Fax 312-563-0661

2040 West Wisconsin Avenue, Suite 563
Milwaukee, WI 53233-2012
414-342-7799,  Fax 414-342-7899

Western Region
David L. Borger, P.E.

1055 Wilshire Boulevard, Suite 1455
Los Angeles, CA 90017-2499
213-482-9444, Fax 213-482-5278

425 Market  Street,  Suite  2835,  San  Francisco,  CA 94105
415-777-9206,  Fax 415-777-9207

Transportation Systems Division
William F. Matts, P.E.

225 Park Avenue South, New York, NY 10003
212-777-4400, Fax 212-529-5237

1101  Market  Street,  Suite  1410,  Philadelphia,  PA 19107
215-629-4004,  Fax 215-629-3960

425 Market  Street,  Suite  2835,  San  Francisco,  CA 94105
415-777-9206,  Fax 415-777-9207

One Main Place, 1201 Main Street, Suite 1512
Dallas, TX 75202-3990
214-651-7337, Fax 214-651-7339

727 North First Street, Suite 210, St. Louis, MO 63102
314-436-2130, Fax 314-436-2530

5762 South Semoran Boulevard, Orlando, FL 32822
407-208-0385, Fax 407-208-0393

STV Environmental
Roger Zyma

205 West Welsh Drive, Douglassville, PA 19518
610-385-8200, Fax 610-385-8501

225 Park Avenue South, New York, NY 10003
212-777-4400, Fax 212-529-5237

STV Construction Services
James J, Fetterolf

205 West Welsh Drive, Douglassville, PA 19518
610-385-8200, Fax 610-385-8501

Brian J. Flaherty

225 Park Avenue South, New York, NY 10003
212-777-4400, Fax 212-529-5237

STV Architects
Robert W. Darlington, A.I.A.

205 West Welsh Drive, Douglassville, PA 19518
610-385-8200, Fax 610-385-8501

David Miles Ziskind, A.I.A.

225 Park Avenue South, New York, NY 10003
272-777-4400, Fax 212-529-5237

STV International
Michael R. Santoro

225 Park Avenue South, New York, NY 10003
212-777-4400, Fax 212-529-5237

Financial Report                                                              08
1999 Annual Report for STV Group and Subsidiaries

     Subsidiaries: STV Incorporated, STV Architects, Inc., STV Environmental, Inc., STV International, Inc., STV Surveying, Inc., STV Construction, Inc., STV Construction Services, Inc., and STV/Silver & Ziskind

Management Discussion and Analysis of Financial Condition and Results of Operations
STV Group and Subsidiaries

This discussion and analysis should be read in conjunction with the Message to Shareholders and the information on pages 11 through 22 of this Annual Report.

Fiscal 1999 Compared to Fiscal 1998

Total revenues for the fiscal year ended September 30, 1999, increased 32.1 percent to $138,940,000. This is up from an 11.1 percent increase in fiscal 1998 and a .7 percent increase in fiscal 1997. The increase in total revenues in fiscal 1999 was attributable to a 20.8 percent increase in operating revenues mainly in the transportation and infrastructure areas, and an increase in subcontractor and procurement revenue (pass-through cost reimbursement). Revenues from U.S. government contracts decreased 4.2 percent in fiscal 1999 as compared to fiscal 1998 and decreased 2.4 percent in fiscal 1998 as compared to fiscal 1997. This continued decrease is attributable to the government's reduced spending, particularly in defense systems projects. Operating revenues (total revenues excluding pass-through costs) increased 20.8 percent to $97,438,000 compared to a 10.7 percent increase to $80,648,000 in fiscal 1998 and a 2.2 percent increase in fiscal 1997.

We continue to see an increased demand for facilities and transportation engineering. In particular, the six-year, $218 billion Transportation Equity Act for the 21st Century (TEA-21) is positively impacting STV's transportation business, contributing federal dollars to many projects that would not exist without this funding. When it passed two years ago, TEA-21 became the largest infrastructure funding bill in U.S. history. At the same time, U.S. defense work has decreased slightly, but there is continued demand for services in other areas of the U.S. government.

Pass-through costs, expressed as a percentage of total revenue, increased to
29.9 percent in fiscal 1999 compared to 23.3 percent in fiscal 1998 and 23.1 percent in fiscal 1997. Costs will vary from year to year depending on the need for specialty subconsultants and governmental subcontract requirements.

Cost of services, expressed as a percentage of operating revenues, was 84.3 percent in fiscal 1999, which is a decrease from 86.4 percent in fiscal 1998 and
88.4 percent in fiscal 1997. This percentage decrease is due to an increase in margins on design-build projects and labor utilization improvements partially offset by an increase in labor-related expenses. Costs increased from $69,658,000 in fiscal 1998 to $82,185,000 in fiscal 1999. This increase is due primarily to the growth in engineering service costs.

General and administrative expense, expressed as a percentage of operating revenues, increased to 8.7 percent in fiscal 1999 from 7.8 percent in 1998 and
7.3 percent in 1997. Total general and administrative costs increased 33.8 percent in fiscal 1999 to $8,438,000 from $6,307,000 in fiscal 1998. This increase is again due primarily to higher labor and concomitant expenses.

The 1999 operating results include a $2.6 million insurance and interest settlement payment received in September. STV and its insurers had been involved in protracted litigation concerning the settlement of a personal injury lawsuit in 1992. In STV's fourth quarter, the Appellant Court found in favor of the Company and its professional liability insurer which resulted in a favorable settlement and a payment of $2.6 million to STV. Interest income, expressed as a percentage of operating revenues, was .4 percent in fiscal 1999, .1 percent in fiscal 1998, and .05 percent in fiscal 1997. Interest expense, expressed as a percentage of operating revenues, was .2 percent in fiscal 1999, .6 percent in fiscal 1998, and 1.9 percent in fiscal 1997. These results reflect STV's ability to maintain a positive cash flow with efficient advance billings and higher net income.

The Company had a pre-tax profit of $9,570,000. Income tax expense was 46 percent of pre-tax income compared to 49 percent in fiscal 1998 and 51 percent in fiscal 1997. The variance in the rate is due to a reduction in nondeductible expenses as a percent of significantly higher pre-tax income.

09 Management Discussion and Analysis of Financial Condition and Results of Operations (continued)
     STV Group and Subsidiaries

Fiscal 1998 Compared to Fiscal 1997

Total revenues for the fiscal year ended September 30, 1998, increased 11.1 percent to $105,178,000. This is up from a .7 percent increase in fiscal 1997. The increase in total revenues in fiscal 1998 was mostly due to a 10.7 percent increase in operating revenues mainly in the transportation and infrastructure area. Revenues from U.S. government contracts decreased 6.1 percent in fiscal 1998 as compared to fiscal 1997 and increased 15.1 percent in fiscal 1997 as compared to fiscal 1996. This decrease is attributable to the government's reduced spending, particularly in defense systems projects. Operating revenues (total revenues excluding pass-through costs) increased 10.7 percent to $80,648,000 compared to a 2.2 percent increase to $72,832,000 in fiscal 1997. We continue to see an increased demand for facilities and transportation engineering. United States defense work has decreased slightly, but there is continued demand for services in other areas of the U.S. government.

Pass-through costs, expressed as a percentage of total revenue, increased to
23.3 percent in fiscal 1998 compared to 23.1 percent in fiscal 1997. Costs will vary from year to year depending on the need for specialty subconsultants and governmental subcontract requirements.

Costs of services, expressed as a percentage of operating revenues, was 86.4 percent in fiscal 1998, which is a decrease from 88.4 percent in fiscal 1997. This percentage decrease is due to an increase in margins on design-build projects and labor utilization improvements. Costs increased from $64,398,000 in fiscal 1997 to $69,658,000 in fiscal 1998. This increase is due primarily to increases in engineering service costs and office-related expenses.

General and administrative expense, expressed as a percentage of operating revenues, increased to 7.8 percent in fiscal 1998 from 7.3 percent in 1997. Total general and administrative costs increased 18.5 percent in fiscal 1998 to $6,307,000 from $5,322,000 in fiscal 1997. This increase is due primarily to higher labor and concomitant expenses.

Interest expense, expressed as a percentage of operating revenues, was .6 percent in fiscal 1998, and 1.9 percent in fiscal 1997. This decrease is due to STV's ability to pay off the loan balance during the year with efficient advance billings and higher net income.

The Company had a pre-tax profit of $4,292,000. Income tax expense was 49 percent of pre-tax income compared to 51 percent in fiscal 1997. The variance in the rate is due to a reduction in nondeductible expenses as a percent of higher pre-tax income.

Liquidity, Capital Resources and Financing Agreements
Cash provided in operating activities was $4,391,000 in fiscal 1999 compared to $14,509,000 in fiscal 1998. This decrease was due mainly to decreases in billings in excess of related costs and an increase in accounts receivable. Working capital increased $5,252,000 to $17,593,000 in fiscal 1999 compared to a $2,242,000 increase in 1998 and a $1,378,000 increase in 1997. Investing activities decreased from $1,371,000 in 1998 to $1,172,000 in 1999, and consisted primarily of $1,309,000 for the continued purchase of computer hardware and software compared to $1,097,000 in 1998. The net decrease was due to the absence of treasury stock purchases in fiscal 1999. Financing activities included a $526,000 net decrease in short-term borrowing due to lower amount of debt outstanding.

Capital resources available to STV include an existing line of credit for working capital. The current line is a maximum of $15,500,000 based on accounts receivable and work-in-progress, of which approximately $13,518,000 is currently available. An agreement was signed last year which reduced the borrowing rate to the bank's base rate and reduced the amount charged for Letters of Credit. The line of credit is also a demand note and requires the Company to maintain certain financial covenants. To date, STV has maintained these covenants and believes that its working capital and existing line of credit are adequate to meet current fiscal year requirements. The Company is planning to continue its program of purchasing computer-assisted design and drafting equipment.

STV is currently negotiating with other banks to obtain a revolving line of credit at a lower level with more favorable terms.

In the long term, the Company relies on the ability to generate sufficient cash flows from operating activities to fund investing and financing requirements.

Management Discussion and Analysis of Financial Condition and Results of      10
Operations (continued)
STV Group and Subsidiaries

Year 2000
The Year 2000 issue, or "The Y2K Bug" as it is sometimes called, is the result of computer programs and equipment that were written and manufactured using two digits rather than four to define the applicable year. Date-sensitive computer programs and equipment may recognize a date using only the last two digits. This could result in the year 2000 being recognized as the year 1900. System failures or miscalculations can occur, which would cause disruptions in operations and/or the inability to process normal business transactions.

STV has recently acquired and installed new financial and project management systems that are certified Year 2000-compliant. The Company also replaced or upgraded other systems that may not have been compliant. Costs of becoming 2000-compliant were not materially more than normal information technology (IT) purchases and associated IT costs. However, STV has taken and will continue to take reasonable and prudent actions, consistent with the standards of care prevalent in the industry, to comply with Year 2000 requirements and to prevent interruptions to STV operations. The Company has taken action to obtain certification from its suppliers, including suppliers of IT and non-IT systems. These responses were analyzed and remedial action was taken with those suppliers who were deemed non-compliant. In addition, STV has notified its clients of Year 2000 compliance actions and issues, and has completed the testing of the Company's in-house equipment and software under simulated Year 2000 conditions to attempt to ensure that normal operation will continue beyond 2000. Finally, STV operations managers have informed all design personnel of Y2K requirements to ensure that all STV design products meet Y2K standards. A steering committee of senior managers meets monthly to coordinate and manage all Year 2000 issues, both internally and externally. The cost of this endeavor is not believed to be material.

The maximum potential risk exposure to STV is as follows: (a) Disruptions could occur with the failure of project-specific applications or unique computer assisted design and drafting and other software products that are not Year 2000-compliant. This would halt or delay completion of engineering or construction designs and could subject STV to litigation for failure to complete designs according to contract timetables; and (b) There is the potential for a governmental unit or other large clients to have 2000 compliance problems in remitting to the Company or otherwise interrupting collections or bank processes. The amount of potential liability and lost revenue cannot be reasonably estimated. Ongoing testing of equipment and software will considerably lessen the risk of failure, and STV currently has a contingency plan to immediately replace any defective computer or software system in the event of problems. This plan is considered adequate because all STV systems are PC-based, and the Company has sufficient hardware, software and financial assets to make such corrections on a near real-time basis.

Cautionary Statement Regarding Forward-Looking Statements
Certain oral statements made by management from time to time and certain statements contained herein, such as statements regarding STV's ability to meet its liquidity needs and control costs, certain statements in Notes to Consolidated Financial Statements, and other statements contained herein regarding matters which are not historical facts, are forward-looking statements (as such term is defined in the Securities Act of 1933). Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to those discussed below:

1. The Company's ability to secure the capital and the related cost of such capital necessary to fund its future growth.

2. STV's continued ability to operate in a heavily regulated government environment. The Company's government contracts are subject to termination, reduction or modification as a result of changes in the government's requirements or budgetary restrictions. Under certain circumstances, the government can also suspend or debar individuals or firms from obtaining future contracts with the government.

3. The level of competition in the Company's industry, including companies with significantly larger operations and resources than STV.

4. The Company's ability to identify and win suitable projects and to consummate or complete any such projects.

5. STV's ability to perform design-build projects, which may include the responsibility of ensuring the actual construction of a project for a guaranteed price.

These and other factors are discussed in more detail in STV's annual report on Form 10-K for the fiscal year ended September 30, 1999.

11   Consolidated Balance Sheets
     STV Group and Subsidiaries

                                                                         September 30
                                                                   1999                1998
Assets
Current Assets:
Cash and cash equivalents                                      $ 7,248,000        $ 4,444,000
Accounts receivable                                             30,590,000         23,485,000
Costs and estimated profits of uncompleted contracts in
   excess of related billings                                   17,029,000         13,218,000
Prepaid income taxes                                                     0             84,000
Prepaid expenses and other current assets                          829,000          1,065,000
                                                               -----------        -----------
   Total Current Assets                                         55,696,000         42,296,000
Property and equipment, net                                      1,813,000          1,553,000
Deferred income taxes                                            2,443,000          1,882,000
Other assets                                                       782,000            757,000
                                                               -----------        -----------

    Total Assets                                               $60,734,000        $46,488,000

Liabilities and Stockholders' Equity
Current Liabilities:
Current maturity of long-term debt                             $   110,000        $   564,000
Accounts payable                                                 7,675,000          6,382,000
Billings on uncompleted contracts in excess of related
   costs and estimated profits                                  17,094,000         13,375,000
Accrued payroll and related expenses                             8,174,000          5,812,000
Accrued expenses                                                 2,037,000          1,864,000
Deferred income taxes                                            2,137,000          1,862,000
Income tax payable                                                 876,000             96,000
                                                               -----------        -----------
    Total Current Liabilities                                   38,103,000         29,955,000
Long-term debt                                                   2,794,000          2,134,000
Post-retirement benefits                                         1,070,000            927,000
                                                               -----------        -----------
    Total Liabilities                                           41,967,000         33,016,000

Commitments and contingencies
Stockholders' Equity:
Preferred stock, authorized 2,000,000 shares, no par,
   no shares issued or outstanding                                       0                  0
Convertible preferred stock, cumulative,
   authorized 2,000,000 shares, issuable in series,
   no shares issued or outstanding                                       0                  0
Common stock, par $ .50, authorized 12,000,000 shares            2,041,000          2,025,000
Capital in excess of par                                         3,445,000          3,350,000
Retained earnings                                               14,052,000          8,868,000
                                                               -----------        -----------
                                                                19,538,000         14,243,000
Less: Treasury stock                                               771,000            771,000
                                                               -----------        -----------
       Total Stockholders' Equity                               18,767,000         13,472,000
                                                               -----------        -----------

     Total Liabilities and Stockholders' Equity                $60,734,000        $46,488,000

See notes to consolidated financial statements.

Consolidated Statements of Income                                             12
STV Group and Subsidiaries

                                                   For the Fiscal Year Ended September 30
                                              1999                   1998                 1997

Total revenues                           $ 138,940,000         $ 105,178,000         $  94,676,000
Subcontract and procurement costs           41,502,000            24,530,000            21,844,000
                                         -------------         -------------         -------------
Operating revenue                           97,438,000            80,648,000            72,832,000

Costs and expenses:
    Costs of services                       82,185,000            69,658,000            64,398,000
    General and administrative               8,438,000             6,307,000             5,322,000
                                         -------------         -------------         -------------
    Total costs and expenses                90,623,000            75,965,000            69,720,000

Insurance settlement                         2,600,000                     0                     0
Interest expense                              (195,000)             (469,000)
                                                                                        (1,380,000)
Interest income                                350,000                78,000                36,000
                                         -------------         -------------         -------------

Other income (expense)                       2,755,000              (391,000)           (1,344,000)

Income before income taxes                   9,570,000             4,292,000             1,768,000
Income tax expense                           4,386,000             2,098,000               908,000
                                         -------------         -------------         -------------
Net income                               $   5,184,000         $   2,194,000         $     860,000

Basic earnings per share                 $        1.36         $         .59         $         .24
Diluted earnings per share               $        1.24         $         .55         $         .23


Consolidated Statements of Stockholders' Equity
STV Group and Subsidiaries

                                           Common Stock                                                       Treasury Stock
                                                                    Capital in
                                     Number                          excess of        Retained            Number
                                    of shares       Amount              par           earnings          of shares         Amount

Balance, September 30, 1996        1,920,972      $ 1,921,000      $ 3,003,000      $ 5,814,000           99,726      $   271,000

   Net income for the year                                                              860,000

Balance, September 30, 1997        1,920,972      $ 1,921,000      $ 3,003,000      $ 6,674,000           99,726      $   271,000

   Treasury stock purchases                                                                               28,992          500,000

   Exercise of options               138,726          104,000          347,000

   2-for-1 stock split             1,989,456                                                             120,118

   Net income for the year                                                            2,194,000

Balance, September 30, 1998        4,049,154      $ 2,025,000      $ 3,350,000      $ 8,868,000          248,836      $   771,000

   Exercise of options                32,500           16,000           95,000

   Net income for the year                                                            5,184,000

Balance, September 30, 1999        4,081,654      $ 2,041,000      $ 3,445,000      $14,052,000          248,836      $   771,000

See notes to consolidated financial statements.

13   Consolidated Statements of Cash Flows
     STV Group and Subsidiaries

                                                                           For the Fiscal Year Ended September 30

                                                                        1999                1998                1997
Operating Activities
   Net income                                                       $  5,184,000       $  2,194,000       $    860,000
   Adjustments to reconcile net income to net cash provided
     by operating activities
          Depreciation                                                   887,000            741,000            795,000
          Deferred income taxes                                         (286,000)           944,000            585,000

     Changes in operating assets and liabilities
          Accounts receivable                                         (7,105,000)        (3,331,000)           350,000
          Costs and estimated profits of uncompleted
             contracts in excess of related billings and other
             current assets                                           (3,575,000)         2,017,000           (487,000)
          Accounts payable and other liabilities                       4,703,000          2,440,000            204,000
          Billings on uncompleted contracts in excess of
             related costs and estimated profits                       3,719,000          8,989,000             68,000
          Current income taxes                                           864,000            515,000           (641,000)
                                                                    ------------       ------------       ------------
          Net cash provided by operating activities                 $  4,391,000       $ 14,509,000       $  1,734,000

Investing Activities
   Purchase of property and equipment                               $   (961,000)      $   (843,000)      $   (724,000)
   Purchase of software                                                 (348,000)          (254,000)          (107,000)
   Decrease in other assets                                              137,000             68,000             28,000
   Purchase of treasury stock                                                  0           (342,000)                 0
                                                                    ------------       ------------       ------------
          Net cash used in investing activities                     $ (1,172,000)      $ (1,371,000)      $   (803,000)

Financing Activities
   Proceeds from issuance of common stock                           $    111,000       $    451,000       $          0
   Proceeds from line of credit and long term borrowings                       0         55,073,000         92,435,000
   Principal payments on line of credit and long term
     borrowings                                                         (526,000)       (65,371,000)       (92,241,000)
                                                                    ------------       ------------       ------------
          Net cash (used in) provided by financing
            activities                                              $   (415,000)      $ (9,847,000)      $    194,000

          Increase in cash                                             2,804,000          3,291,000          1,125,000

Cash and cash equivalents at beginning of year                         4,444,000          1,153,000             28,000

Cash and cash equivalents at end of year                            $  7,248,000       $  4,444,000       $  1,153,000

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements                                    14
STV Group and Subsidiaries

1.  Significant Accounting Policies
Basis of Presentation
STV and its subsidiaries specialize in consulting engineering, architectural, planning, environmental, construction management and related services. The Company's clients consist primarily of various governmental agencies, with an increasing presence in the private sector in geographic regions throughout the United States.

Principles of Consolidation
The consolidated financial statements include the accounts of STV and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of Estimates
The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition
STV uses the percentage-of-completion method of accounting for contract revenues. Progress toward completion is measured on a contract-by-contract basis using direct labor costs incurred to date as compared with estimated total labor costs at completion. The asset, "Cost and estimated profits of uncompleted contracts in excess of related billings," represents revenues recognized in excess of amounts billed. The liability, "Billings on uncompleted contracts in excess of related costs and estimated profits," represents billings in excess of revenues recognized. Significant changes in contract terms affecting the results of operations are recorded and recognized in the period in which the revisions are determined.

Fair Value of Financial Instruments
STV's financial instruments consist primarily of cash and cash equivalents, which includes all highly liquid investments, trade receivables, investments in U.S. treasury bills, trade payables, and debt instruments. The book values of cash and cash equivalents, trade receivables, U.S. treasury bills, and trade payables are considered to be representative of their respective fair values. The carrying value of the Company's long-term debt approximates fair value. The fair value of the deferred compensation plan liability is estimated to be $741,000.

Depreciation
Depreciation is computed primarily on the straight-line method over the estimated useful lives of the assets. Depreciation of assets recorded under capital leases is included in depreciation expense. For income tax purposes, accelerated depreciation methods are used by certain subsidiaries and deferred income taxes are provided, when applicable.

Reclassifications
Certain previously reported amounts have been reclassified to conform to their 1999 presentation.

Long-lived Assets
The carrying amount of the long-lived assets is reviewed if facts and circumstances suggest that they may be impaired. If this review indicates that book value of assets to be held or disposed of exceeds the undiscounted future cash flows, an impairment loss would be recognized for the excess of book over fair values.

New Accounting Standards
In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," which STV adopted in 1998. All disclosures as required by SFAS 128 are included in Note 6 to the financial statements.

     STV Group and Subsidiaries

2. Costs and Estimated Profits of Uncompleted Contracts in Excess of Related Billings
Costs and estimated profits of uncompleted contracts at September 30, 1999 and 1998, respectively, are as follows:

                               1999               1998
Costs and estimated earn-
   ings on uncompleted
   contracts               $  462,774,000   $  350,044,000
Less billings to date         462,839,000      350,201,000
                           --------------   --------------
                           $      (65,000)  $     (157,000)

Costs and estimated profits of uncompleted contracts are included in the accompanying balance sheets under the following captions:

                              1999                1998
Costs and estimated
  profits of uncompleted
  contracts in excess of
  related billings           $ 17,029,000    $  13,218,000

Billings on uncompleted
  contracts in excess of
  related costs and
  estimated profits            17,094,000       13,375,000
                             ------------    -------------
                             $    (65,000)   $    (157,000)

Included in accounts receivable are retainages related to uncompleted contracts in the amounts of $7,683,000 in 1999 and $7,225,000 in 1998. The collection of retainages generally coincides with final project acceptance.


3.  Property and Equipment
Property and equipment, at cost, are as follows:
                              1999               1998
Land                      $     54,000       $      54,000

Equipment                    2,934,000           4,572,000

Furniture and fixtures       1,903,000           1,825,000

Leasehold
  improvements               1,754,000           1,744,000
                          ------------       -------------
                          $  6,645,000       $   8,195,000
Less:
Accumulated
  depreciation and
  amortization               4,832,000           6,642,000
                          ------------       -------------
                          $  1,813,000       $   1,553,000

4.  Note Payable
STV's current credit facility, as amended, includes a note payable on demand (no borrowings outstanding during the year ended September 30, 1999) which bears interest at the bank's base rate (9.5 percent at September 30, 1999) and is secured by substantially all assets. The weighted average interest rate was 9.7 percent in fiscal 1998. The bank also provides letters of credit which incur a charge of 1.5 percent of the face value. Currently, $1,982,000 letters of credit are outstanding. The face value of the letters of credit and note payable cannot exceed a maximum of $15,500,000 based on accounts receivable and contracts in progress balances.

An agreement with the bank contains covenants regarding additional debt and stockholders' equity. The covenants include maintaining a minimum tangible net worth, a maximum total debt to tangible net worth ratio, and a minimum working capital amount.

5.  Income Taxes
STV uses the liability method of accounting for income taxes required by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

Notes to Consolidated Financial Statements (continued)                        16
STV Group and Subsidiaries

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 1999 and 1998, are as follows:
                                    1999            1998
Deferred tax assets:
  Vacation accruals             $  827,000      $  694,000
  Depreciation                      15,000          50,000
  Deferred compensation          1,245,000         920,000
  Litigation                       613,000         479,000
  International asset sale          34,000         107,000
  Postemployment benefits                0           5,000
   State taxes                     178,000               0
  Postretirement
    medical benefits               507,000         427,000
                                ----------      ----------
    Total deferred
     tax assets                 $3,419,000      $2,682,000

Deferred tax liabilities:
  Retainage                      3,113,000       2,662,000
                                ----------      ----------
    Total deferred tax
     liabilities                $3,113,000      $2,662,000

    Net deferred
     tax assets                 $  306,000      $   20,000

Significant components of the provision (benefit) for income taxes are as follows:

                        1999              1998             1997
Current:
Federal               3,191,000       $   798,000      $   208,000

State                 1,481,000           356,000           86,000
                    -----------       -----------      -----------

Total current       $ 4,672,000       $ 1,154,000      $   294,000

Deferred:
Federal             $  (242,000)      $   592,000      $   427,000
State                   (44,000)          352,000          187,000
                    -----------       -----------      -----------

Total deferred      $  (286,000)      $   944,000      $   614,000

Income tax
expense             $ 4,386,000       $ 2,098,000      $   908,000

A reconciliation of federal income taxes at the statutory rate to the Company's income tax provision follows:

                                   1999       1998       1997
Federal income tax rate            34.0%      34.0%      34.0%
Non-deductible expenses
  and other                         2.1        4.3        7.0
State taxes, net of federal
  tax effect                        9.9       10.7       10.0
                                 ------     ------     ------

                                   46.0%      49.0%      51.0%

STV made income tax payments of $3,808,000, $639,000, and $971,000 in 1999, 1998 and 1997, respectively. The Company received $58,000 in income tax refunds in 1999 and $7,000 in 1997.

6.  Earnings per Share
Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted EPS recognizes the potential dilutive effects of the future exercise of common stock options.

                                   Years ended September 30
                              1999           1998             1997
Net income                $5,184,000      $2,194,000      $  860,000

Weighted average
  shares for basic
  earnings per share       3,813,000       3,719,000       3,642,000

Weighted average
  shares for diluted
  earnings per share       4,186,000       3,959,000       3,803,000

Basic earnings
  per share                     1.36             .59             .24

Diluted earnings
  per share                     1.24             .55             .23

A 2-for-1 split was effected April 13, 1998, for shareholders of record as of March 31, 1998. This split and the effects of adopting SFAS No. 128, "Earnings Per Share," in 1998 are reflected in the earnings per share and weighted average number of shares outstanding calculations above for all periods presented.

     STV Group and Subsidiaries

7.  Commitments and Contingencies
STV is involved in various litigation arising out of the ordinary course of business. The Company's management believes that the final resolution of this litigation will not have a material adverse effect on STV's financial statements.

During 1992, STV and its insurers settled a personal injury lawsuit for $5,400,000, of which $2,700,000 was paid by the Company's professional liability insurer from a funded indemnity program and $2,700,000 by the general liability insurer. As part of the settlement, the court had required that the limits of STV's professional insurance coverage be reserved to pay this claim if the insurer is found liable. In connection with the lawsuit, a declaratory judgment action (the "Skinner Litigation") was filed on or about February 1991 by the general liability insurer in the Supreme Court. Pursuant to this, the general liability insurer is seeking a judgment that the professional liability insurer and STV are obligated to reimburse the general liability insurer for the payments which it made, plus expenses. STV had counterclaimed against the general liability insurer, alleging breach of insurance contracts among other issues. In January 1998, the court dismissed the claim by the general liability carrier against the Company. Following an appellate court decision affirming the Company's entitlement to recover, the litigation was settled in September 1999 by the general liability company paying the Company $2,600,000 and reimbursing the Company's professional liability insurer $2,700,000. Diluted earnings per share increased by approximately $ .37 per share in 1999 related to this settlement.

In addition, in 1992, STV's former professional liability insurer was found liable for approximately $4,000,000 due to a previous arbitration proceeding allegedly relating to an asset acquisition. The judgment was reversed on appeal in 1994. The plaintiffs in that action filed an action to enforce the arbitration in the Supreme Court in 1992 against the Company. On March 3, 1994, the plaintiffs sought to garnish the proceeds of the professional liability policy by commencing a proceeding in the Philadelphia Court of Common Pleas against STV's professional liability insurer. The Company intervened in the garnishment proceeding. This proceeding had been stayed pending resolution of the Skinner Litigation. The litigation is now moving forward.

If the outcome of this litigation is adverse to STV, and the Company is required to pay amounts in addition to the policy limits of the insurance policy, it could have a material adverse effect on STV's earnings and financial condition in the year such determination is made. However, management believes that the final resolution of this litigation will not have a material adverse effect on the Company's financial condition.

STV sold its International Region as of March 13, 1997. A gain of $170,000 was recorded by the Company. However, the Company does have contingent contractual liability to complete those projects assigned to the purchaser, should the purchaser be unable to complete them. Management does not believe such contingency would have a material impact on the Company's operating results.

STV has noncancellable lease agreements for the use of office space and equipment. These agreements expire on varying dates and in some instances contain renewal options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Future minimum lease payments under noncancellable leases (excluding automobile leases) with remaining terms of more than one year are due as follows:

                           Operating Leases

                    2000              $ 5,328,000
                    2001                4,607,000
                    2002                3,449,000
                    2003                3,051,000
                    2004                3,013,000
                    Thereafter         32,379,000

                    Total minimum
                    lease payments    $51,827,000

Rental expense under operating leases amounted to $4,380,000, $4,314,000 and $3,783,000 in 1999, 1998 and 1997, respectively.

8.  Stock Plans

On October 1, 1981, STV initiated an Employee Stock Ownership Plan (ESOP) which covers substantially all of its employees. Contributions to the plan are based on a percentage of eligible salaries. The total retirement expense for the years 1999, 1998 and 1997 was $1,157,000, $1,144,000, and $1,087,000, respectively.
The liability is funded through either the issuance of shares of Company stock (at fair market value on date of issuance) or a cash

Notes to Consolidated Financial Statements (continued)                        18
STV Group and Subsidiaries

payment for future stock purchases. The Company will fund the 1999 contribution with cash payments throughout 1999 and 2000. At September 30, 1999, 2,466,229 shares of STV stock are held by the ESOP and are included in the earnings per share computations.

The Company's 1985 Stock Option Plan, for grants of options to officers and key employees, required that option prices be at least equal to the fair market value of the common stock at the date of grant. No additional grants are available under this plan. A new 1995 Stock Option Plan was approved in fiscal 1996. Options are exercisable one year from the date of grant and expire 10 years from the date of grant. No additional grants are available under this plan.

STV has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per common share is required by Statement 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for grants in 1999 and 1998: risk-free interest rates of 5 percent, dividend yield of 0 percent, expected volatility of the market price of STV's common stock of 44 and 18 percent, respectively, and a weighted-average expected life of the option of five years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Pro forma results are not likely to be representative of the effects on reported or pro forma results of operations for future years. STV's pro forma information is as follows:

                                          1999             1998
Pro forma net income                  $ 4,145,000      $ 1,849,000
Pro forma basic earnings per share    $      1.09      $       .50
Pro forma diluted earnings per share  $       .99      $       .47

Outstanding options to purchase shares of common stock have been granted to officers and employees at prices ranging from $2.06 to $7.79 per share. The weighted-average remaining contractual life of those options is 8.01 years. A summary of the option transactions is as follows:

                                        Year ended September 30
                                 1999            1998              1997
Options outstanding,
  beginning of period          617,000          245,000          190,000
Granted                        550,000          172,000           55,000
Effect of split                     --          344,000               --
Exercised                      (32,500)        (139,000)              --
Canceled                        (4,000)          (5,000)              --
Options outstanding,
  end of period              1,130,500          617,000          245,000
Options exercisable            582,000          273,000          190,000
Shares available for
  future option grants               0          546,000          445,000

The weighted average fair value of options granted during fiscal 1999 and 1998 was $2.98 and $1.16 per share, respectively. The weighted average exercise price of options granted during fiscal 1999 and 1998 was $6.49 and $4.22, respectively. The weighted average exercise price of options exercised in 1999 and 1998 was $3.44 and $3.25, respectively. The weighted average exercise price of options outstanding at September 30, 1999 and 1998, was $5.06 and $3.69, respectively, while the weighted average exercise price of exercisable options at September 30, 1999, was $3.70.

On October 20, 1995, certain STV officers borrowed $125,000 from the Company to purchase 25,000 shares of common stock from an outside STV director. These loans were satisfied in 1998, plus interest at the Company's bank borrowing rate, by the Company acquiring shares of treasury stock from the officers.

     STV Group and Subsidiaries

9.  Postretirement Benefit and Pension Plans
STV sponsors a defined benefit health care plan that provides postretirement medical benefits to all current and retired officers and their spouses upon attaining age 65, or age 55 with 10 years of service. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year.

The following table presents the plan's status reconciled with amounts recognized in the Company's balance sheet (current and long-term):

                                       1999             1998
Changes in plan assets:
  Fair value of plan assets
    at beginning of year                   0                 0
  Employer contributions              70,000            73,000
  Benefits paid                      (70,000)           73,000
                                 -----------       -----------
Fair value of plan assets
  at year end                              0                 0

Accumulated
  postretirement
  benefit obligation             $(1,612,000)      $(1,684,000)
Unrecognized
  net gain                          (356,000)         (222,000)
Unrecognized prior
  service costs                            0            41,000
Unrecognized
  transition obligation              783,000           839,000
                                 -----------       -----------
Accrued postretirement
  benefit cost                   $(1,185,000)      $(1,026,000)

Net periodic postretirement benefit costs include the following components:

                                     1999            1998            1997
Service cost                      $  32,000       $  32,000       $  36,000
Interest cost                       112,000         114,000         101,000
Amortization of transition
  obligation over 20 years           56,000          56,000          56,000
Amortization of unrecognized
   prior service cost                41,000          41,000          41,000
Amortization of unrecognized
   gain                             (12,000)        (24,000)        (44,000)
                                  ---------       ---------       ---------
Net periodic postretirement
   benefit cost                   $ 229,000       $ 219,000       $ 190,000

The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 10.0 percent for 1999 (10.5 percent for 1998 and 11 percent in 1997) and is assumed to decrease gradually to 6 percent in 2008 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post retirement benefit obligation as of September 30, 1999, by $180,000, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1999, 1998 and 1997 by $18,000, $17,000, and $16,000, respectively.

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.0 percent at September 30, 1999, and 7.0 percent at September 30, 1998.

STV has a defined contribution savings and investment plan covering substantially all employees. Employees may contribute up to 15 percent of base salary to the plan, excluding highly compensated employees, which are limited to 8 percent. The plan was amended to include a discretionary company match in 1999. Plan provisions have established a company match of $ .25 for each $1 contributed on the first 4 percent of employee contributions, with an additional match at the discretion of the Board of Directors. In 1999, the Company's Board of Directors elected to increase the match by 50 percent. The Company's cost for this plan was $468,000 in 1999.

10.  Major Customers
The percentage of total revenues derived from contracts with the United States government for fiscal years 1999, 1998 and 1997 was 9 percent, 14 percent and 16 percent, respectively.

Notes to Consolidated Financial Statements (continued)                        20
STV Group and Subsidiaries

11.  Long-Term Debt
Long-term debt consists of the following:

                                                                                          1999             1998
Deferred compensation liability payable in fixed monthly installments of
$11,542 through September 2006 with interest imputed at 16 percent                    $  581,000      $  623,000

Executive  deferred  compensation  liability for certain  executives with annual interest at 1 percent above prime rate as of November 1 payable upon the
termination of employment or approval of the Board of Directors                          490,000         699,000

Supplemental  executive retirement agreements for two current executives payable in monthly installments upon retirement with interest imputed
at 7 percent. (1)                                                                      1,833,000         850,000

Other, including capital leases in 1998                                                        0         526,000
                                                                                      ----------      ----------
                                                                                       2,904,000       2,698,000
Less:  Current portion                                                                   110,000         564,000
                                                                                      ----------      ----------

                                                                                      $2,794,000      $2,134,000

Interest paid during 1999, 1998 and 1997 amounted to $147,000, $505,000 and $1,310,000, respectively.

Annual maturities of long-term debt are as follows:

Year ending September 30

                      2000             $    110,000
                      2001                   57,000
                      2002                   67,000
                      2003                   79,000
                      2004                   93,000
                      Thereafter          2,498,000

(1) These agreements for two current executives provide for annual future cash payments at retirement commencing October 2003 and January 2004, respectively. These agreements provide for cash payments of $325,000 and $234,000 annually for a period of 15 years. The benefit will be accrued over the term of the employment agreements which extend through 2003. These payments would be increased should the cost of living index increase.

     STV Group and Subsidiaries

12.  Quarterly Results (unaudited)

     (All dollar amounts omit 000 except per share data.)

                                                              Quarter                                            Year
                                 First              Second               Third              Fourth
Revenue from services:
         1999                  $  34,221           $  33,345           $  34,670          $  36,704           $ 138,940
         1998                  $  24,127           $  25,986           $  25,525          $  29,540           $ 105,178


Operating revenue:
         1999                  $  22,859           $  23,758           $  24,857          $  25,964           $  97,438
         1998                  $  19,158           $  19,796           $  20,040          $  21,654           $  80,648

Gross profit:
         1999                  $   3,457           $   3,803           $   3,955          $   4,038           $  15,253
         1998                  $   2,575           $   2,571           $   2,750          $   3,094           $  10,990


Net income:
         1999                  $     912           $     910           $     912          $   2,450           $   5,184
         1998                  $     412           $     495           $     602          $     685           $   2,194


Basic earnings per share:
         1999                  $     .24           $     .24           $     .24          $     .64           $    1.36
         1998                  $     .11           $     .14           $     .16          $     .18           $     .59

Diluted earnings per share:
         1999                  $     .22           $     .22           $     .22          $     .58           $    1.24
         1998                  $     .11           $     .13           $     .15          $     .17           $     .55


In the fourth quarter of 1999, STV was paid $2,600,000 as settlement of a litigation claim. This settlement increased net income by approximately $1,500,000, or $ .37 per diluted share.

A 2-for-1 stock split was effected at the close of business on April 13, 1998, for shareholders of record as of March 31, 1998. Earnings-per-share amounts have been restated to reflect this split.

                                                                              22
                         REPORT OF INDEPENDENT AUDITORS

STOCKHOLDERS AND BOARD OF DIRECTORS
STV Group, Incorporated

We have audited the accompanying consolidated balance sheets of STV Group, Incorporated and Subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of STV Group, Incorporated and Subsidiaries as of September 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period then ended, in conformity with generally accepted accounting principles.


                                                /s/ Ernst & Young LLP

Harrisburg, Pennsylvania
October 29, 1999

23   Shareholder Information

STV Group Managing Officers
Dominick M. Servedio, P.E., President & Chief
Executive Officer
Peter W. Knipe, Chief Financial Officer

Board of Directors
Michael Haratunian, P.E., Chairman
Dominick M. Servedio, P.E., President & Chief
Executive Officer
William J. Doyle, Director
Richard L. Holland, P.E., Director
Maurice L. Meier, P.E., Director
R.M. Monti, P.E., Director
G. Michael Stakias, Director

Transfer Agent and Registrar
Continental Stock Transfer & Trust Co.
2 Broadway
New York, NY  10004-2207

Counsel
Blank Rome Comisky & McCauley LLP
One Logan Square
Philadelphia, PA 19103

Auditors
Ernst & Young LLP
Commerce Court, Suite 200
2601 Market Place
Harrisburg, PA 17110-9359

Shareholders of Record
There were 1,022 shareholders of record as of September 30, 1999.

Annual Meeting
The annual meeting of stockholders of STV Group, Inc., will be held at 10:00 a.m., Wednesday, March 29, 2000, at 225 Park Avenue South, New York, N.Y.

Common Stock Market Prices
The common stock of STV Group, Inc., is traded in the over-the-counter market under the symbol STVI. The following table sets forth the reported high and low bid prices for the periods indicated. Such quotations, supplied by NASDAQ, represent interdealer prices without retail mark-up, mark-down or commission.

    1999                High Ask         Low Bid
4th Quarter             8   7/16         7
3rd Quarter             8  11/16         6  3/4
2nd Quarter             9                6  1/2
1st Quarter             9                4

    1998                High Ask         Low Bid
4th Quarter             7   9/16         3  5/8
3rd Quarter            13    1/4         7
2nd Quarter            11    1/2         7  1/2
1st Quarter             8   7/16         7  3/4


Form 10K Available
Copies of the STV Group, Inc., Form 10K report to the Securities and Exchange Commission may be obtained without charge by contacting:

Peter W. Knipe, Chief Financial Officer
STV Group, Inc.
205 West Welsh Drive
Douglassville, PA 19518
(610) 385-8200, fax (610) 385-8500
info@stvinc.com