Form 10-K, Exhibit 13
period 2000-09-30
STV GROUP INC
filed 2000-12-29
CIK 95045

STV GROUP
Annual Report 2000

Table of Contents

1        Introduction

2        Financial Highlights

3        Message To Shareholders

7        STV Offices

8        Financial Report

Introduction

The Firm - STV Group is a leading international firm recognized for delivering value and excellence in engineering, architectural, planning, environmental and construction services. With 18 locations across the United States, STV's staff of more than 1,200 professional, technical and support personnel offers a wide range of expertise to an ever-expanding client base.

Mission Statement - STV Group's mission is to create exceptional value for clients worldwide in the planning, design, construction, operation, maintenance and finance of projects. We commit to perform our services with a high level of vision, integrity, innovation, quality and environmental sensitivity. We will provide a challenging, rewarding and stable work environment that encourages professional development and continuous improvements for our diverse workforce. We will be a proactive, profitable firm providing improved financial performance for the benefit of our employees and shareholders.

Our Success Continues - STV's second consecutive year of record-setting results is a product of strategic marketing and our proactive business practices, which have focused on cash management and cost containment as well as the quality of our service. In an industry where competition is keen for top talent, STV attracts and retains distinguished professionals by offering challenging assignments and enhancing the firm's benefit programs, work environments and support systems. Our talented staff are the strength of our company. Looking ahead, it is this successful combination of attracting and nurturing talented professionals and providing high-quality service that will set the stage for STV in 2001 and beyond.

Financial Highlights (For Fiscal Years Ended September 30)

                                        2000             1999             1998             1997             1996
----------------------------------------------------------------------------------------------------------------
Total Revenues                  $149,680,000     $138,940,000     $105,178,000     $ 94,676,000     $ 94,073,000
----------------------------------------------------------------------------------------------------------------
Operating Revenues               113,450,000       97,438,000       80,648,000       72,832,000       71,271,000
----------------------------------------------------------------------------------------------------------------
Net Income                         5,266,000        5,184,000        2,194,000          860,000          595,000
----------------------------------------------------------------------------------------------------------------
*Net Income Per Common Share            1.26             1.24              .55              .23              .16
----------------------------------------------------------------------------------------------------------------
Working Capital                   22,589,000       17,593,000       12,341,000       10,099,000        8,721,000
----------------------------------------------------------------------------------------------------------------
Stockholders' Equity              24,146,000       18,767,000       13,472,000       11,202,000       10,342,000
----------------------------------------------------------------------------------------------------------------
Total Assets                      65,626,000       60,734,000       46,488,000       41,825,000       39,995,000
----------------------------------------------------------------------------------------------------------------
Long-Term Obligations              5,086,000        3,864,000        3,061,000        2,612,000        1,795,000
----------------------------------------------------------------------------------------------------------------
Short-Term Bank Debt                       0                0                0       10,228,000        9,448,000
----------------------------------------------------------------------------------------------------------------

* Net income per common share for prior years has been adjusted to reflect the 2-for-1 stock split effective April 13, 1998.

[GRAPHIC OMITTED - Caption as follows:
Ivy City Yard maintenance facility,
Washington, D.C., for Amtrak's
Northeast Corridor Acela high-speed
rail line (Photo (c) Logo Studios)]

Message to Shareholders
--------------------------------------------------------------------------------

Dear Shareholders:

While fiscal 1999 was a banner year, we are pleased to report that fiscal 2000 has exceeded last year's record-breaking results. STV reached its all-time high in total revenues of $149,680,000, with operating revenues of $113,450,000, up 16 percent, and operating income at $8,731,000, an increase of 28 percent.

[GRAPHS OMITTED - data as follows:]

Operating Revenues (In millions of dollars)

96         71.3
97         72.8
98         80.6
99         97.4
00        113.5

Net Income (In thousands of dollars)

96          595
97          860
98        2,194
99        5,184
00        5,266

Backlog (In millions of dollars)

96          130
97          110
98          150
99          200
00          250

Short-Term Bank Debt (In millions of dollars)

96          9.4
97         10.2
98      NO DEBT
99      NO DEBT
00      NO DEBT

[GRAPHIC OMITTED - Caption as follows:
Brooklyn VA Hospital, Brooklyn, N.Y.
(Photo (c) Julian Olivas/Air-to-Ground)]

Our net worth is up 29 percent, and our backlog reached a new high of $250 million. As a result of our cash management efforts, we also ended the third consecutive year with no bank debt. This trend of record-setting results began in fiscal 1998. Net income for fiscal 2000 of $5,266,000 is 140 percent higher than two years ago on total revenues that are up 42 percent in the same two-year period.

We can attribute STV's continued success to proactive business practices and strategic marketing in today's strong business climate. Our focus on aggressive cost management and quality service has played a major role in the company's financial performance. Further, we continue to actively pursue opportunities in the lucrative design-build arena.

STV's financial success has been brought to the nation's attention. Forbes magazine ranked STV among the 200 Best Small Companies in 2000. To compile the ranking, which appeared in Forbes' October 30, 2000, issue, companies with sales between $5 million and $350 million were measured against tough profitability and growth benchmarks. STV was also among the firms recognized in the book, The 100 Best Stocks to Own for Under $25. Investment author Gene Walden ranked STV 56th among the "100 best stocks" and STV rated four stars each in earnings growth and consistency and two stars for stock growth.

However, despite the good news, we believe STV stock remains under-priced relative to our strong balance sheet and past earnings. Our goal is to improve this situation.

Solid growth in traditional markets
This past year, we have been awarded major assignments in our strongest market areas: transportation infrastructure and institutional facilities. We have developed a strong portfolio of light rail projects in major cities such as Dallas, St. Louis, Houston, Philadelphia and New York.

[GRAPHIC OMITTED - Caption as follows:
U.S. Route 30 Bridge over Sunfish Slough,
Whiteside County, Ill. (Photo (c)
Bob Harr/Hedrich Blessing)]

To prepare for the upcoming Winter Olympics, STV was recently selected as part of a design-build team for the Utah Transit Authority's University Light Rail Transit Line in Salt Lake City. This high-profile project will be designed in a compressed time frame for the Winter Olympics in December 2001. The new line is expected to alleviate traffic congestion and improve air quality in Salt Lake City's central business district.

In addition to our continued success in transportation infrastructure, STV has been obtaining major contracts for educational facilities from primary and secondary schools to colleges and universities nationwide. This has proven to be an exciting growth area as educational institutions expand to meet increased capacity demands and update their facilities to accommodate new technologies.

For example, we are designing hundreds of new schools and school renovations and additions throughout the five New York City boroughs. And, we have worked at all 14 Pennsylvania state universities as part of our professional service contract with the Pennsylvania State System of Higher Education.

[GRAPHS OMITTED - Data as follows:]

Net Worth (In millions of Dollars)

96             10.3
97             11.2
98             13.5
99             18.8
00             24.1

Diluted Earnings Per Share (In dollars)

96             0.16
97             0.23
98             0.55
99             1.24
00             1.26

Working Capital (In millions of dollars)

96              8.7
97             10.1
98             12.3
99             17.6
00             22.6

Price Per Share* (In dollars)

96             3 3/4
97             3 7/8
98             4 1/2
99             7 11/16
00             7 1/2

* Numbers for prior years have been adjusted to reflect the 2-for-1 stock split effective April 13, 1998.

[GRAPHIC OMITTED - Caption as follows:
Environmental assessment for major artery extension, Glen Cove, N.Y. (Photo (c) Julian Olivas/Air-to-Ground)]

This year for the first time, Engineering News-Record, the premier engineering industry publication, ranked STV in the top 20 in five categories among the top 500 engineering firms in the country. Ranked 12th in transportation, we were sixth in mass transit/light rail and 14th in bridges. Within the buildings market, we were ranked seventh in correctional facilities and 13th in educational facilities.

Record backlog
STV's backlog was a record $250 million at the end of fiscal 2000. Major contracts contributing substantially to our backlog include our engineering contract to extend Long Island Rail Road service into New York's Grand Central Terminal at an overall construction cost of $4.3 billion, other major transportation infrastructure projects, and significant new assignments in the education market. These and the other major, long-term building and infrastructure projects that we have been winning will continue to affect our backlog for years to come.

Attracting, retaining top talent
Even in a tight labor market, STV continues to attract top talent to join our firm. To retain these skilled professionals, the backbone of our business, we have been investing in enhanced benefit programs and improved work environments and support systems. We are expanding in-house training programs and improving our computer system capabilities to enhance operational efficiency. These investments will allow us to more effectively utilize our resources throughout the country. Fiscal 2000 has proven to be a remarkable year for us at STV. Our firm is growing and improving, and we welcome the new challenges that continue to confront us.

[GRAPHIC OMITTED - Caption as follows:
Givaudan fragrance manufacturing facility, Mt. Olive, N.J.
(Photo (c) Shane Photography)]

With our fiscal 2001 business plan in place, we anticipate that, come September 30, 2001, we will celebrate another rewarding year.

Sincerely,

/s/ Dominick M. Servedio
Dominick M. Servedio, P.E.
President and Chief Executive Officer

/s/ Michael Haratunian
Michael Haratunian, P.E.
Chairman

[GRAPHIC OMITTED - Caption as follows:
Michael Haratunian, P.E., and Dominick M. Servedio, P.E.
(Photo (c) Robert Essel Photography)]

STV Offices

CORPORATE HEADQUARTERS
STV Group
205 West Welsh Drive
Douglassville, PA 19518
610-385-8200, Fax 610-385-8500
225 Park Avenue South
New York, NY 10003
212-777-4400, Fax 212-529-5237
Web site: www.stvinc.com
e-mail: info@stvinc.com

Dominick M. Servedio, P.E.
President and Chief Executive Officer

Peter W. Knipe
Chief Financial Officer

BOARD OF DIRECTORS
Michael Haratunian, P.E., Chairman
Dominick M. Servedio, P.E., President and Chief Executive Officer
William J. Doyle, Director
Richard L. Holland, P.E., Director
Maurice L. Meier, P.E., Director
R.M. Monti, P.E., Director
G. Michael Stakias, Director

Corporate Management: Human Resources/Information
Technology/Strategic Planning
Ralph V. Locurcio, P.E.
205 West Welsh Drive, Douglassville, PA 19518
610-385-8200, Fax 610-385-8500

STV INCORPORATED
North Atlantic Region
Gerald C. Gerletz, P.E.
80 Ferry Boulevard, Stratford, CT 06615
203-375-0521, Fax 203-377-2541
230 Congress Street, 9th Floor, Boston, MA 02110
617-482-7298, Fax 617-482-1837

Mid-Atlantic Region
Maher Z. Labib, P.E., Facilities
Edward J. Petrou, P.E., Civil
225 Park Avenue South, New York, NY 10003
212-777-4400, Fax 212-529-5237
550 Broad Street, 7th Floor, Newark, NJ 07102-4599
973-848-2340, Fax 973-848-2344

South Atlantic Region
Ronald E. Thompson, P.E.
21 Governor's Court, Baltimore, MD 21244-2722
410-944-9112, Fax 410-298-2794

Central Region
Michael D. Garz, A.I.A.
205 West Welsh Drive, Douglassville, PA 19518
610-385-8200, Fax 610-385-8501
2105 West County Line Road, Jackson, NJ 08527-9852
732-370-2100, Fax 732-370-2051
44427 Airport Road, Suite 120, California, MD 20619
301-862-2344, Fax 301-863-9637
Four Gateway Center, Suite 325, Pittsburgh, PA 15222
412-392-3500, Fax 412-392-3501
820 Bear Tavern Road, Suite 105, Trenton, NJ 08628-1021
609-530-0300, Fax 609-530-0305

Midwest Region
William B. David, P.E.
Three First National Plaza, 70 West Madison Street,
Suite 2840, Chicago, IL 60602-4207
312-553-0655, Fax 312-553-0661
The Bockl Building, 2040 West Wisconsin Avenue, Suite 563,
Milwaukee, WI 53233-2012
414-342-7799, Fax 414-342-7899

Western Region
David L. Borger, P.E.
1055 West Seventh Street, Suite 3150, Los Angeles, CA 90017
213-482-9444, Fax 213-482-5278
100 Spear Street, Suites 505 & 540, San Francisco, CA 94111
415-777-9206, Fax 415-777-9207

Transportation Systems Division
William F. Matts, P.E.
225 Park Avenue South, New York, NY 10003
212-777-4400, Fax 212-529-5237
1818 Market Street, Suite 1410, Philadelphia, PA 19103
215-832-3500, Fax 215-832-3599
100 Spear Street, Suites 505 & 540, San Francisco, CA 94111
415-777-9206, Fax 415-777-9207
One Main Place, 1201 Main Street, Suite 1512, Dallas, TX 75202-3990 214-651-7337, Fax 214-651-7339
727 North First Street, Suite 210, St. Louis, MO 63102
314-436-2130, Fax 314-436-2530
5762 South Semoran Boulevard, Orlando, FL 32822
407-208-0385, Fax 407-208-0393

STV ENVIRONMENTAL
Roger Zyma
205 West Welsh Drive, Douglassville, PA 19518
610-385-8200, Fax 610-385-8501
225 Park Avenue South, New York, NY 10003
212-777-4400, Fax 212-529-5237

STV CONSTRUCTION
James J. Fetterolf
205 West Welsh Drive, Douglassville, PA 19518
610-385-8200, Fax 610-385-8501

STV CONSTRUCTION SERVICES
Brian J. Flaherty
225 Park Avenue South, New York, NY 10003
212-777-4400, Fax 212-529-5237

STV ARCHITECTS
Robert W. Darlington, A.I.A.
205 West Welsh Drive, Douglassville, PA 19518
610-385-8200, Fax 610-385-8501

David M. Ziskind, A.I.A.
225 Park Avenue South, New York, NY  10003
212-777-4400, Fax 212-529-5237

STV INTERNATIONAL
Michael R. Santoro
225 Park Avenue South, New York, NY 10003
212-777-4400, Fax 212-529-5237

Financial Report
2000 Annual Report for STV Group, Incorporated

     Subsidiaries: STV Incorporated, STV Architects, Inc., STV Environmental, Inc., STV International, Inc., STV Surveying, Inc., STV Construction, Inc., STV Construction Services, Inc., and STV/Silver & Ziskind

Management Discussion and Analysis of Financial Condition and Results of Operations
STV Group, Incorporated
--------------------------------------------------------------------------------

This discussion and analysis should be read in conjunction with the Message to Shareholders and the information on pages 11 through 24 of this Annual Report.

Fiscal 2000 Compared to Fiscal 1999

Total revenues for the fiscal year ended September 30, 2000, increased 7.7 percent to $149,680,000, as compared to a 32.1 percent increase in fiscal 1999 and an 11.1 percent increase in fiscal 1998. The increase in total revenues in fiscal 2000 was attributable to a 16.4 percent increase in operating revenues mainly in the transportation and infrastructure areas, partially offset by a decrease in subcontractor and procurement revenue (pass-through cost reimbursement). Revenues from U.S. government contracts decreased 1.3 percent in fiscal 2000 as compared to fiscal 1999 and decreased 4.2 percent in fiscal 1999 as compared to fiscal 1998. This continued decrease is attributable to the government's reduced spending, particularly in defense systems projects. Operating revenues (total revenues excluding pass-through costs) increased 16.4 percent to $113,450,000 compared to a 20.8 percent increase to $97,438,000 in fiscal 1999 and a 10.7 percent increase in fiscal 1998.

We continue to see an increased demand for facilities and transportation engineering. In particular, the six-year, $218 billion Transportation Equity Act for the 21st Century (TEA-21) is positively impacting STV's transportation business, contributing federal dollars to many projects that would not exist without this funding. When it passed three years ago, TEA-21 became the largest infrastructure funding bill in U.S. history. At the same time, U.S. defense work has decreased slightly, but there is continued demand for services in other areas of the U.S. government.

Pass-through costs, expressed as a percentage of total revenue, decreased to
24.2 percent in fiscal 2000 compared to 29.9 percent in fiscal 1999 and 23.3 percent in fiscal 1998. Costs will vary from year to year depending on the need for specialty subconsultants and governmental subcontract requirements.

Cost of services, expressed as a percentage of operating revenues, was 84.6 percent in fiscal 2000, which is comparable to 84.3 percent in fiscal 1999 and a decrease from 86.4 percent in fiscal 1998. Costs increased from $82,185,000 in fiscal 1999 to $95,934,000 in fiscal 2000. This increase is due primarily to the growth in engineering service costs and escalating information technology (IT) expenses.

General and administrative expense, expressed as a percentage of operating revenues, decreased to 7.7 percent in fiscal 2000 from 8.7 percent in 1999 and
7.8 percent in 1998. Total general and administrative costs increased 4.1 percent in fiscal 2000 to $8,785,000 from $8,438,000 in fiscal 1999. This increase is due primarily to higher IT and insurance expenses.

The 2000 operating results include a $1 million insurance settlement received for consequential damages and interest losses. The 1999 operating results include a $2.6 million insurance and interest settlement payment received.

Interest income, expressed as a percentage of operating revenues, was .2 percent in fiscal 2000, .4 percent in fiscal 1999, and .1 percent in fiscal 1998. Interest expense, expressed as a percentage of operating revenues, was .2 percent in fiscal 2000, .2 percent in fiscal 1999, and .6 percent in fiscal 1998.

The Company had a pre-tax profit of $9,821,000. Income tax expense was 46 percent of pre-tax income in fiscal 2000 and 1999 and 49 percent in fiscal 1998. The favorable variance in the rate in 2000 and 1999 is due to a reduction in nondeductible expenses as a percent of significantly higher pre-tax income in these years.

Management Discussion and Analysis of Financial Condition and Results of Operations (continued)
STV Group, Incorporated
--------------------------------------------------------------------------------

Fiscal 1999 Compared to Fiscal 1998

Total revenues for the fiscal year ended September 30, 1999, increased 32.1 percent to $138,940,000. This is up from an 11.1 percent increase in fiscal 1998. The increase in total revenues in fiscal 1999 was attributable to a 20.8 percent increase in operating revenues mainly in the transportation and infrastructure areas, and an increase in subcontractor and procurement revenue (pass-through cost reimbursement). Revenues from U.S. government contracts decreased 4.2 percent in fiscal 1999 as compared to fiscal 1998. This continued decrease is attributable to the government's reduced spending, particularly in defense systems projects. Operating revenues (total revenues excluding pass-through costs) increased 20.8 percent to $97,438,000 compared to a 10.7 percent increase to $80,648,000 in fiscal 1998.

Pass-through costs, expressed as a percentage of total revenue, increased to
29.9 percent in fiscal 1999 compared to 23.3 percent in fiscal 1998. Costs will vary from year to year depending on the need for specialty subconsultants and governmental subcontract requirements.

Costs of services, expressed as a percentage of operating revenues, was 84.3 percent in fiscal 1999, which is a decrease from 86.4 percent in fiscal 1998. This percentage decrease is due to an increase in margins on design-build projects and labor utilization improvements partially offset by an increase in labor-related expenses. Costs increased from $69,658,000 in fiscal 1998 to $82,185,000 in fiscal 1999. This increase is due primarily to increases in engineering service costs.

General and administrative expense, expressed as a percentage of operating revenues, increased to 8.7 percent in fiscal 1999 from 7.8 percent in 1998. Total general and administrative costs increased 33.8 percent in fiscal 1999 to $8,438,000 from $6,307,000 in fiscal 1998. This increase is again due primarily to higher labor and concomitant expenses.

The 1999 operating results include a $2.6 million insurance and interest settlement payment received in September 1999. STV and its insurers had been involved in protracted litigation concerning the settlement of a personal injury lawsuit in 1992. The Appellant Court found in favor of the Company and its professional liability insurer, which resulted in a favorable settlement and a payment of $2.6 million to STV.

Interest income, expressed as a percentage of operating revenues, was .4 percent in fiscal 1999, and .1 percent in fiscal 1998. Interest expense, expressed as a percentage of operating revenues, was .2 percent in fiscal 1999, and .6 percent in fiscal 1998. These results reflect STV's ability to maintain a positive cash flow with efficient advance billings and higher net income.

The Company had a pre-tax profit of $9,570,000. Income tax expense was 46 percent of pre-tax income compared to 49 percent in fiscal 1998. The variance in the rate is due to a reduction in nondeductible expenses as a percent of significantly higher pre-tax income.

Liquidity, Capital Resources and Financing Agreements

Cash used in operating activities was $1,523,000 in fiscal 2000 compared to cash provided of $4,391,000 in fiscal 1999. This decrease was due mainly to an increase in accounts receivable and a decrease in billings in excess of related costs. Working capital increased $4,996,000 to $22,589,000 in fiscal 2000 compared to a $5,252,000 increase in 1999 and a $2,242,000 increase in 1998. Investing activities increased from $1,172,000 in 1999 to $2,456,000 in 2000, and consisted primarily of $2,406,000 for the continued purchase of computer hardware and software compared to $1,309,000 in 1999. Financing activities consisted solely of proceeds from the exercise of stock options and short-term borrowing activity.

Management Discussion and Analysis of Financial Condition and Results of Operations (continued)
STV Group, Incorporated
--------------------------------------------------------------------------------

Capital resources available to STV include a new $12,000,000 committed line of credit replacing the previously existing line of credit. The agreement provides that the Company may borrow $10,000,000 and issue letters of credit for $2,000,000. Of the total $12,000,000 line, approximately $10,783,000 was available as of September 30, 2000. The Company believes that it and the lender will maintain a line of credit adequate to meet the current and future financial needs of the Company. The Company is planning to continue its program of purchasing computer-assisted design and drafting equipment.

In the long term, the Company relies on the ability to generate sufficient cash flows from operating activities to fund investing and financing requirements.

Year 2000

The Year 2000 issue, or "The Y2K Bug" as it is sometimes called, is the result of computer programs and equipment that were written and manufactured using two digits rather than four to define the applicable year. Date-sensitive computer programs and equipment may recognize a date using only the last two digits. This could result in the year 2000 being recognized as the year 1900. System failures or miscalculations can occur, which would cause disruptions in operations and/or the inability to process normal business transactions. The Company is not aware of any significant adverse effects of year 2000 on its systems and operations.

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

These and other factors are discussed in more detail in STV's annual report on Form 10-K for the fiscal year ended September 30, 2000.

Consolidated Balance Sheets
STV Group, Incorporated

-----------------------------------------------------------------------------------------------
                                                                          September 30
                                                                     2000               1999
===============================================================================================
Assets
Current Assets:
Cash and cash equivalents                                        $ 3,382,000        $ 7,248,000
Accounts receivable                                               36,282,000         30,590,000
Costs and estimated profits of uncompleted contracts in
   excess of related billings                                     18,404,000         17,029,000
Prepaid expenses and other current assets                            915,000            829,000
                                                                 -----------        -----------
   Total Current Assets                                           58,983,000         55,696,000
Property and equipment, net                                        2,888,000          1,813,000
Deferred income taxes                                              2,852,000          2,443,000
Other assets                                                         903,000            782,000
                                                                 -----------        -----------
    Total Assets                                                 $65,626,000        $60,734,000
-----------------------------------------------------------------------------------------------

===============================================================================================
Liabilities and Stockholders' Equity
Current Liabilities:
Deferred compensation                                            $   100,000        $   110,000
Accounts payable                                                   9,025,000          7,675,000
Billings on uncompleted contracts in excess of related
   costs and estimated profits                                    12,514,000         17,094,000
Accrued payroll and related expenses                               9,468,000          8,174,000
Accrued expenses                                                   2,371,000          2,037,000
Deferred income taxes                                              1,983,000          2,137,000
Income tax payable                                                   933,000            876,000
                                                                 -----------        -----------
    Total Current Liabilities                                     36,394,000         38,103,000
Deferred compensation                                              3,886,000          2,794,000
Post-retirement benefits                                           1,200,000          1,070,000
                                                                 -----------        -----------
    Total Liabilities                                             41,480,000         41,967,000

Commitments and contingencies
Stockholders' Equity:
Preferred stock, authorized 2,000,000 shares, no par,
   no shares issued or outstanding                                         0                  0
Convertible preferred stock, cumulative, authorized
   2,000,000 shares, issuable in series, no shares issued
   or outstanding                                                          0                  0
Common stock, par $ .50, authorized 12,000,000 shares              2,053,000          2,041,000
Capital in excess of par                                           3,546,000          3,445,000
Retained earnings                                                 19,318,000         14,052,000
                                                                 -----------        -----------
                                                                  24,917,000         19,538,000
Less: Treasury stock                                                 771,000            771,000
                                                                 -----------        -----------
       Total Stockholders' Equity                                 24,146,000         18,767,000
                                                                 -----------        -----------
Total Liabilities and Stockholders' Equity                       $65,626,000        $60,734,000
-----------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

Consolidated Statements of Income
STV Group, Incorporated

--------------------------------------------------------------------------------------------------
                                                   For the Fiscal Year Ended September 30
                                              2000                  1999                  1998
==================================================================================================

Total revenues                           $ 149,680,000         $ 138,940,000         $ 105,178,000
Subcontract and procurement costs           36,230,000            41,502,000            24,530,000
                                         -------------         -------------         -------------
Operating revenue                          113,450,000            97,438,000            80,648,000

Costs and expenses:
    Costs of services                       95,934,000            82,185,000            69,658,000
    General and administrative               8,785,000             8,438,000             6,307,000
                                         -------------         -------------         -------------

    Total costs and expenses               104,719,000            90,623,000            75,965,000

Insurance settlements                        1,000,000             2,600,000                     0
Interest expense                              (182,000)             (195,000)             (469,000)
Interest income                                272,000               350,000                78,000
                                         -------------         -------------         -------------

    Other income (expense)                   1,090,000             2,755,000              (391,000)


Income before income taxes                   9,821,000             9,570,000             4,292,000
Income tax expense                           4,555,000             4,386,000             2,098,000
                                         -------------         -------------         -------------
Net income                               $   5,266,000         $   5,184,000         $   2,194,000

Basic earnings per share                 $        1.37         $        1.36         $         .59
Diluted earnings per share               $        1.26         $        1.24         $         .55
--------------------------------------------------------------------------------------------------


Consolidated Statements of Stockholders' Equity
STV Group, Incorporated

---------------------------------------------------------------------------------------------------------------------
                                       Common Stock                                                Treasury Stock
                                                              Capital in
                                  Number                       excess of       Retained        Number
                                of shares       Amount           par           earnings      of shares        Amount
=====================================================================================================================
Balance, September 30, 1997     1,920,972    $ 1,921,000     $3,003,000     $  6,674,000       99,726       $ 271,000
Treasury stock purchases                                                                       28,992         500,000

Exercise of options               138,726        104,000        347,000

2-for-1 stock split             1,989,456                                                     120,118

Net income for the year                                                        2,194,000

Balance, September 30, 1998     4,049,154    $ 2,025,000     $3,350,000     $  8,868,000      248,836       $ 771,000

Exercise of options                32,500         16,000         95,000

Net income for the year                                                        5,184,000

Balance, September 30, 1999     4,081,654    $ 2,041,000     $3,445,000     $ 14,052,000      248,836       $ 771,000

Exercise of options                24,500         12,000        101,000

Net income for the year                                                        5,266,000

Balance, September 30, 2000     4,106,154    $ 2,053,000     $3,546,000     $ 19,318,000      248,836       $ 771,000
---------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
STV Group, Incorporated

----------------------------------------------------------------------------------------------------------------------------
                                                                            For the Fiscal Year Ended September 30
                                                                         2000                  1999                 1998
============================================================================================================================
Operating Activities
   Net income                                                       $  5,266,000          $ 5,184,000           $  2,194,000
   Adjustments to reconcile net income to net cash provided
     by operating activities
       Depreciation and amortization                                   1,250,000              887,000                741,000
       Deferred income taxes                                            (563,000)            (286,000)               944,000
       Loss on disposal of property and equipment                         10,000                    0                      0

       Changes in operating assets and liabilities
          Accounts receivable                                         (5,692,000)          (7,105,000)            (3,331,000)
          Costs and estimated profits of uncompleted contracts
             in excess of related billings and other current assets   (1,461,000)          (3,575,000)             2,017,000
          Accounts payable and other liabilities                       4,190,000            4,703,000              2,440,000
          Billings on uncompleted contracts in excess of related
             costs and estimated profits                              (4,580,000)           3,719,000              8,989,000
          Current income taxes                                            57,000              864,000                515,000
                                                                    ------------          -----------           ------------
       Net cash (used in) provided by operating activities          $ (1,523,000)         $ 4,391,000           $ 14,509,000

Investing Activities
   Purchase of property and equipment                               $ (2,022,000)         $  (961,000)           $  (843,000)
   Purchase of software                                                 (384,000)            (348,000)              (254,000)
   (Increase) decrease in other assets                                   (50,000)             137,000                 68,000
   Purchase of treasury stock                                                  0                    0               (342,000)
                                                                    --------------        -------------         ------------
       Net cash used in investing activities                        $ (2,456,000)         $(1,172,000)          $ (1,371,000)

Financing Activities
   Proceeds from issuance of common stock                           $    113,000          $   111,000           $    451,000
   Proceeds from line of credit and long term borrowings               5,050,000                    0             55,073,000
   Principal payments on line of credit and long term borrowings      (5,050,000)            (526,000)           (65,371,000)
                                                                       ---------              -------             ----------
       Net cash provided by (used in) financing activities          $    113,000          $  (415,000)          $ (9,847,000)

       (Decrease) increase in cash                                    (3,866,000)           2,804,000              3,291,000

Cash and cash equivalents at beginning of year                         7,248,000            4,444,000              1,153,000

Cash and cash equivalents at end of year                            $  3,382,000          $ 7,248,000           $  4,444,000
----------------------------------------------------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
STV Group, Incorporated
--------------------------------------------------------------------------------
1.  Significant Accounting Policies

Basis of Presentation
STV Group, Incorporated, (STV or the Company) and its subsidiaries specialize in consulting engineering, architectural, planning, environmental, construction management and related services. The Company's clients consist primarily of various federal, state and local governmental agencies, with an increasing presence in the private sector in geographic regions throughout the United States.

Principles of Consolidation
The consolidated financial statements include the accounts of STV and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

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

Fair Value of Financial Instruments
STV's financial instruments consist primarily of cash and cash equivalents, which includes all highly liquid investments, trade receivables, investments in U.S. treasury bills and trade payables. The book values are considered to be representative of their respective fair values.

Depreciation and Amortization
Depreciation and amortization is computed primarily on the straight-line method over the estimated useful lives of the assets. For income tax purposes, accelerated depreciation methods are used by certain subsidiaries and deferred income taxes are provided, when applicable.

Long-lived Assets
The carrying amount of the long-lived assets is reviewed if facts and circumstances suggest that they may be impaired. If this review indicates that book value of assets to be held or disposed of exceeds the undiscounted future cash flows, an impairment loss would be recognized for the excess of book over fair values.

STV Group, Incorporated
--------------------------------------------------------------------------------

2. Costs and Estimated Profits of Uncompleted Contracts in Excess of Related Billings

Costs and estimated profits of uncompleted contracts at September 30, 2000 and 1999, respectively, are as follows:

---------------------------------------------------------------
                                    2000               1999
===============================================================
Costs and estimated earn-
   ings on uncompleted
   contracts                  $ 475,516,000      $ 462,774,000
Less billings to date           469,626,000        462,839,000
                              -------------      -------------
                              $   5,890,000      $     (65,000)
---------------------------------------------------------------

Costs and estimated profits of uncompleted contracts are included in the accompanying balance sheets under the following captions:

------------------------------------------------------------
                                2000                1999
============================================================
Costs and estimated
  profits of uncompleted
  contracts in excess of
  related billings           $ 18,404,000      $ 17,029,000
Billings on uncompleted
  contracts in excess of
  related costs and
  estimated profits            12,514,000        17,094,000
                             ------------      ------------
                             $  5,890,000      $    (65,000)
------------------------------------------------------------

Included in accounts receivable are retainages related to uncompleted contracts in the amounts of $6,808,000 and $7,683,000 at September 30, 2000 and 1999,
respectively. The collection of retainages generally coincides with final project acceptance.

3.  Property and Equipment

Property and equipment, at cost, are as follows:

----------------------------------------------------
                               2000           1999
====================================================
Land                       $   54,000     $   54,000
Equipment                   2,652,000      2,934,000
Furniture and fixtures      2,790,000      1,903,000
Leasehold
  improvements              2,159,000      1,754,000
                           ----------     ----------
                           $7,655,000     $6,645,000
Less:
Accumulated
  depreciation and
  amortization              4,767,000      4,832,000
                           ----------     ----------
                           $2,888,000     $1,813,000
----------------------------------------------------

4.  Note Payable

In 2000, the Company obtained a $12,000,000 line of credit, replacing the previously existing line of credit. The agreement provides that the Company may borrow $10,000,000 and issue letters of credit for $2,000,000 and requires the Company to meet certain financial covenants. The Company's borrowing rate is LIBOR plus 2 percent at September 30, 2000 (8.63 percent at September 30, 2000). There are no borrowings outstanding as of September 30, 2000. The bank also provides letters of credit that incur a charge of 1.5 percent of the face value. Currently, $1,217,000 letters of credit are outstanding. The Company incurs a loan commitment fee at the rate of .375 percent per annum on the average daily balance of the line of credit that is unused.

5.  Income Taxes

STV uses the liability method of accounting for income taxes required by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

                                                                              16
Notes to Consolidated Financial Statements (continued)
STV Group, Incorporated
--------------------------------------------------------------------------------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 2000 and 1999, are as follows:

----------------------------------------------------------
                                  2000              1999
==========================================================
Deferred tax assets:
  Vacation accruals         $    930,000      $    827,000
  Depreciation                    47,000            15,000
  Deferred compensation        1,754,000         1,245,000
  Litigation                     518,000           613,000
  International asset sale        35,000            34,000
   State taxes                   188,000           178,000
  Postretirement
    medical benefits             560,000           507,000
                            ------------      ------------
  Total deferred
    tax assets              $  4,032,000      $  3,419,000

Deferred tax liabilities:
  Retainage                    2,949,000         3,113,000
   Other                         214,000                 0
                            ------------      ------------
   Total deferred tax
    liabilities             $  3,163,000      $  3,113,000

   Net deferred
    tax assets              $    869,000      $    306,000
----------------------------------------------------------

Significant components of the provision (benefit) for income taxes are as follows:

----------------------------------------------------------------
                       2000             1999             1998
================================================================
Current:
Federal            $ 3,549,000      $ 3,191,000      $   798,000
State                1,569,000        1,481,000          356,000
                   -----------      -----------      -----------
Total current      $ 5,118,000      $ 4,672,000      $ 1,154,000

Deferred:
Federal            $  (390,000)     $  (242,000)     $   592,000
State                 (173,000)         (44,000)         352,000
                   -----------      -----------      -----------
Total deferred     $  (563,000)     $  (286,000)     $   944,000

Income tax
expense            $ 4,555,000      $ 4,386,000      $ 2,098,000
----------------------------------------------------------------

A reconciliation of federal income taxes at the statutory rate to the Company's income tax provision follows:

-----------------------------------------------------------------
                                    2000        1999        1998
=================================================================
Federal income tax rate             34.0%       34.0%       34.0%
Non-deductible expenses
  and other                          2.6         2.1         4.3
State taxes, net of federal
  tax effect                         9.8         9.7        10.6
                                --------    --------    --------
                                    46.4%       45.8%       48.9%
-----------------------------------------------------------------

STV made income tax payments of $5,101,000, $3,808,000 and $639,000 in 2000,
1999 and 1998, respectively. The Company received $40,000 and $58,000 in income tax refunds in 2000 and 1999, respectively.

STV Group, Incorporated
--------------------------------------------------------------------------------

6.  Earnings per Share

Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted EPS recognizes the potential dilutive effects of the future exercise of common stock options.

-----------------------------------------------------------------
                                Year ended September 30
                            2000           1999           1998
=================================================================
Net income               $5,266,000     $5,184,000     $2,194,000

Weighted average
  shares for basic
  earnings per share      3,844,000      3,813,000      3,719,000

Weighted average
  shares for diluted
  earnings per share      4,188,000      4,186,000      3,959,000

Basic earnings
  per share              $     1.37     $     1.36     $      .59

Diluted earnings
  per share              $     1.26     $     1.24     $      .55
-----------------------------------------------------------------

A 2-for-1 split was effected April 13, 1998, for shareholders of record as of March 31, 1998. This split is reflected in the earnings per share and weighted average number of shares for all periods presented.

7.  Commitments and Contingencies

STV is involved in various litigation arising out of the ordinary course of business. The Company's management believes that the final resolution of this litigation will not have a material adverse effect on STV's financial statements.

During 1992, STV and its insurers settled a personal injury lawsuit for $5,400,000, of which $2,700,000 was paid by the Company's professional liability insurer from a funded indemnity program and $2,700,000 by the general liability insurer. As part of the settlement, the court had required that the limits of STV's professional insurance coverage be reserved to pay this claim if the insurer was found liable. In connection with the lawsuit, a declaratory judgment action (the "Skinner Litigation") was filed on or about February 1991 by the general liability insurer in the Supreme Court. Pursuant to this, the general liability insurer sought a judgment that the professional liability insurer and STV are obligated to reimburse the general liability insurer for the payments which it made, plus expenses. STV counterclaimed against the general liability insurer, alleging breach of insurance contracts among other issues. In January 1998, the court dismissed the claim by the general liability carrier against the Company. Following an appellate court decision affirming the Company's entitlement to recover, the litigation was settled in September 1999 by the general liability company paying the Company $2,600,000 and reimbursing the Company's professional liability insurer $2,700,000. Diluted earnings per share increased by approximately $ .37 per share in 1999 related to this settlement.

In September 2000, the Company discontinued a legal malpractice action it had commenced in 1995 upon its receipt of a payment of $1,000,000 (the consequential damages incurred by the Company). Diluted earnings per share increased by approximately $ .14 per share in 2000 related to this settlement.

In addition, a garnishment proceeding was commenced in March 1994 against the Company's professional liability carrier. In that proceeding, the plaintiff-creditor seeks to enforce an approximate $4,000,000 judgement it entered in New York against an entity whose assets and liabilities were partially acquired by the Company in 1987. The Company intervened in that proceeding, and along with its professional liability carrier, denies that there is any coverage for the loss under the professional liability policy. The Company and its professional liability insurer intend to vigorously pursue defenses available to them.

If the outcome of this litigation is adverse to STV, and the Company is required to pay amounts in addition to the policy limits of the insurance policy, it could have a material adverse effect on STV's earnings and financial condition in the year such

                                                                              18
Notes to Consolidated Financial Statements (continued)
STV Group, Incorporated
--------------------------------------------------------------------------------

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

STV has noncancellable lease agreements for the use of office space and equipment. These agreements expire on varying dates and in some instances contain renewal options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Future minimum lease payments under noncancellable leases (excluding automobile leases) with remaining terms of more than one year are due as follows:

             --------------------------------------
                        Operating Leases
             ======================================
             2001                    $    5,865,000
             2002                         4,639,000
             2003                         3,770,000
             2004                         3,483,000
             2005                         3,317,000
             Thereafter                  25,203,000

             Total minimum
             lease payments          $   46,277,000
             --------------------------------------

Rental expense under operating leases amounted to $5,488,000, $4,380,000 and $4,314,000 in 2000, 1999 and 1998, respectively.

8.  Stock Plans

On October 1, 1981, STV initiated an Employee Stock Ownership Plan (ESOP) that covers substantially all of its employees. Contributions to the plan are based on a percentage of eligible salaries. The total retirement expense for the years 2000, 1999 and 1998 was $1,436,000, $1,157,000 and $1,144,000, respectively. The liability is funded through either the issuance of shares of Company stock (at fair market value on date of issuance) or a cash payment for future stock purchases. The Company will fund the 2000 contribution with cash payments throughout 2000 and 2001. At September 30, 2000, 2,435,843 shares of STV stock are held by the ESOP and are included in the earnings per share computations.

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

STV has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per common share is required by Statement 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for grants in 1999 and 1998: risk-free interest rates of 5 percent, dividend yield of 0 percent, expected volatility of the market price of STV's common stock of 44 and 18 percent, respectively, and a weighted-average expected life of the option of five years. There were no grants in 2000.

STV Group, Incorporated
--------------------------------------------------------------------------------

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Pro forma results are not likely to be representative of the effects on reported or pro forma results of operations for future years. STV's pro forma information is as follows:

--------------------------------------------------------------------------
                                        Year ended September 30
                               2000              1999              1998
==========================================================================
Pro forma net income     $   4,594,000     $   4,145,000     $   1,849,000
Pro forma basic
  earnings per share     $        1.20     $        1.09               .50
Pro forma diluted
  earnings per share     $        1.10     $         .99               .47
--------------------------------------------------------------------------

Outstanding options to purchase shares of common stock have been granted to officers and employees at prices ranging from $2.06 to $7.79 per share. The weighted-average remaining contractual life of those options is 7.01 years. A summary of the option transactions is as follows:

---------------------------------------------------------------------
                                      Year ended September 30
                               2000            1999            1998
=====================================================================
Options outstanding,
  beginning of period       1,130,500         617,000         245,000
Granted                            --         550,000         172,000
Effect of split                    --              --         344,000
Exercised                     (24,500)        (32,500)       (139,000)
Canceled                           --          (4,000)         (5,000)
Options outstanding,
  end of period             1,106,000       1,130,500         617,000
Options exercisable         1,106,000         582,000         273,000
Shares available for
  future option grants              0               0         546,000
---------------------------------------------------------------------

----------------------------------------------------------------
                                    Year ended September 30
                                  2000        1999         1998
================================================================
                                (Weighted Average Exercise Price)

Options outstanding,
  beginning of period           $   5.06    $   3.69    $   2.65
Granted                               --        6.49        4.22
Exercised                           4.60        3.44        3.25
Canceled                              --        4.38        4.38
Options outstanding,
  end of period                     5.09        5.06        3.69
Options exercisable                 5.09        3.70        3.03
Weighted average fair value
  of options granted during
  the year                            --    $   2.98    $   1.16
----------------------------------------------------------------

On October 20, 1995, certain STV officers borrowed $125,000 from the Company to purchase 25,000 shares of common stock from an outside STV director. These loans were satisfied in 1998, plus interest at the Company's bank borrowing rate, by the Company acquiring shares of treasury stock from the officers.

                                                                              20
Notes to Consolidated Financial Statements (continued)
STV Group, Incorporated
--------------------------------------------------------------------------------

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

The following table presents the plan's status reconciled with amounts recognized in the Company's balance sheet (current and long-term):

------------------------------------------------------------------
                                       2000                1999
==================================================================
Changes in plan assets:
  Fair value of plan assets
   at beginning of year            $         0         $         0
  Employer contributions                93,000              70,000
  Benefits paid                        (93,000)            (70,000)
                                   -----------         -----------
Fair value of plan assets
  at year end                      $         0         $         0

Accumulated
  postretirement
  benefit obligation               $(1,439,000)        $(1,612,000)
Unrecognized
  net gain                            (517,000)           (356,000)
Unrecognized prior
  service costs                              0                   0
Unrecognized
  transition obligation                727,000             783,000
                                   -----------         -----------
Accrued postretirement
  benefit cost                     $(1,229,000)        $(1,185,000)
------------------------------------------------------------------

Net periodic postretirement benefit costs include the following components:

---------------------------------------------------------------------------
                                     2000            1999            1998
===========================================================================
Service cost                      $  17,000       $  32,000       $  32,000
Interest cost                       112,000         112,000         114,000
Amortization of transition
  obligation over 20 years           56,000          56,000          56,000
Amortization of unrecognized
  prior service cost                      0          41,000          41,000
Amortization of unrecognized
  gain                              (49,000)        (12,000)        (24,000)
                                  ---------       ---------       ---------
Net periodic postretirement
  benefit cost                    $ 136,000       $ 229,000       $ 219,000
---------------------------------------------------------------------------

The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 9.5 percent for 2000 (10.0 percent for 1999 and 10.5 percent in 1998) and is assumed to decrease gradually to 6 percent in 2008 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post retirement benefit obligation as of September 30, 2000 by $230,000, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 2000, 1999 and 1998 by $21,000, $18,000, and $17,000, respectively.

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.25 percent at September 30, 2000, and
8.0 percent at September 30, 1999.

STV has a defined contribution savings and investment plan covering substantially all employees. Employees may contribute up to 15 percent of base salary to the plan, excluding highly compensated employees, which are limited to 9 percent. The plan was amended to include a discretionary company match in 1999. Plan provisions have established a company match of $ .25 for each $1 contributed on the first 4 percent of employee contributions, with an additional match at the discretion of the Board of Directors. The Company's cost for this plan was $491,000 in 2000 and $468,000 in 1999.

STV Group, Incorporated
--------------------------------------------------------------------------------

10.  Major Customers

The percentage of total revenues derived from contracts with the United States government for fiscal years 2000, 1999 and 1998 was 8 percent, 9 percent and 14 percent, respectively.

11.  Deferred Compensation

Deferred compensation consists of the following:

---------------------------------------------------------------------------------------------------------------
                                                                                        2000            1999
===============================================================================================================
Deferred compensation liability payable in fixed monthly installments of
$11,542 through September 2006 with interest imputed at 16 percent                   $  532,000      $  581,000

Executive deferred compensation liability for certain executives, with annual interest at 1 percent above prime rate as of November 1, payable upon the
termination of employment or approval of the Board of Directors                         512,000         490,000

Non-qualified deferred compensation plan liability                                       95,000               0

Supplemental executive retirement agreements for two current executives payable in monthly installments upon retirement with interest imputed
at 8.25 percent (1)                                                                   2,847,000       1,833,000
                                                                                     ----------      ----------
                                                                                      3,986,000       2,904,000
Less:  Current portion                                                                  100,000         110,000
                                                                                     ----------      ----------
                                                                                     $3,886,000      $2,794,000
---------------------------------------------------------------------------------------------------------------

The fair value of the Company's deferred compensation liability payable through September 2006 is $658,000. The Company has funded $88,000 of the total deferred compensation liability. Such funded amounts are included in other assets on the accompanying balance sheet.

Interest paid during 2000, 1999 and 1998 amounted to $133,000, $147,000 and $505,000, respectively.

Future annual cash payments, including interest, of the deferred compensation arrangements are as follows:

       ------------------------------------
            Year ending September 30
       ====================================
       2001                    $    139,000
       2002                         139,000
       2003                         139,000
       2004                         640,000
       2005                         698,000
       Thereafter                 7,932,000
       ------------------------------------

(1) These agreements for two current executives provide for annual future cash payments upon retirement of $325,000 and $234,000 annually for a period of 15 years commencing October 2003 and January 2004, respectively. The benefit is being accrued over the term of the employment agreements that extend through 2003. These payments would be increased should the cost of living index increase.

                                                                              22
Notes to Consolidated Financial Statements (continued)
STV Group, Incorporated
--------------------------------------------------------------------------------

12.  Quarterly Results (unaudited)

         (All dollar amounts omit 000 except per share data.)

--------------------------------------------------------------------------------
                                    Quarter                              Year
                 First        Second         Third        Fourth
================================================================================
Revenue from services:
     2000      $ 34,246      $ 36,538      $ 39,806      $ 39,090      $149,680
     1999      $ 34,221      $ 33,345      $ 34,670      $ 36,704      $138,940


Operating revenue:
     2000      $ 27,400      $ 28,508      $ 28,402      $ 29,140      $113,450
     1999      $ 22,859      $ 23,758      $ 24,857      $ 25,964      $ 97,438


Gross profit:
     2000      $  4,498      $  4,680      $  4,283      $  4,055      $ 17,516
     1999      $  3,457      $  3,803      $  3,955      $  4,038      $ 15,253


Net income:
     2000      $  1,305      $  1,313      $  1,120      $  1,528      $  5,266
     1999      $    912      $    910      $    912      $  2,450      $  5,184



Basic earnings per share:
     2000      $    .34      $    .34      $    .29      $    .40      $   1.37
     1999      $    .24      $    .24      $    .24      $    .64      $   1.36


Diluted earnings per share:
     2000      $    .31      $    .31      $    .27      $    .36      $   1.26
     1999      $    .22      $    .22      $    .22      $    .58      $   1.24
--------------------------------------------------------------------------------

In the fourth quarters of 2000 and 1999, STV was paid $1,000,000 and $2,600,000, respectively, as settlement of litigation claims. These settlements increased net income by approximately $562,000, or $ .14 per diluted share, and $1,500,000, or $ .37 per diluted share in 2000 and 1999, respectively.

Report of Independent Auditors

Stockholders and Board of Directors
STV Group, Incorporated
--------------------------------------------------------------------------------

We have audited the accompanying consolidated balance sheets of STV Group, Incorporated, as of September 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of STV Group, Incorporated, as of September 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period then ended, in conformity with accounting principles generally accepted in the United States.


                                              /s/ Ernst & Young LLP

Harrisburg, Pennsylvania
November 1, 2000

Shareholder Information
--------------------------------------------------------------------------------

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

Counsel
Blank Rome Comisky & McCauley LLP
One Logan Square
Philadelphia, PA 19103

Auditors
Ernst & Young LLP
Commerce Court, Suite 200
2601 Market Place
Harrisburg, PA 17110-9359

Shareholders of  Record
There were 1,210 shareholders of record as of September 30, 2000.

Common Stock Market Prices
The common stock of STV Group, Incorporated, is traded on the NASDAQ (National Market System) under the symbol STVI. The following table sets forth the reported high and low bid prices for the periods indicated. Such quotations, supplied by NASDAQ, represent interdealer prices without retail markup, markdown or commission.

        --------------------------------------------
            2000            High Ask         Low Bid
        ============================================
        4th Quarter         9 1/2           6 13/16
        3rd Quarter         7 1/2           6
        2nd Quarter         8 1/8           6
        1st Quarter         8 7/8           6 3/8
        --------------------------------------------


        --------------------------------------------
           1999              High Ask        Low Bid
        ============================================
        4th Quarter         8     7/16      7
        3rd Quarter         8    11/16      6  3/4
        2nd Quarter         9               6  1/2
        1st Quarter         9               4
        --------------------------------------------

                               Form 10K Available

           Copies of the STV Group, Incorporated, Form 10K report to
             the Securities and Exchange Commission may be obtained
                         without charge by contacting:

                    Peter W. Knipe, Chief Financial Officer
                            STV Group, Incorporated
                              205 West Welsh Drive
                            Douglassville, PA 19518
                       (610) 385-8200, fax (610) 385-8500
                                info@stvinc.com